As filed with the U.S. Securities and Exchange Commission on April 29, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)
_________________________________

Minnesota	3845	94-3096597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

11568 Sorrento Valley Road, Suite 11
San Diego, California 92121
(858) 847-0200
(Address and telephone number of registrant’s principal executive offices)
___________________________

Jim Hitchin
Chairman and Chief Executive Officer
11568 Sorrento Valley Road, Suite 11
San Diego, California 92121
(858) 847-0200
(Name, address and telephone number of agent for service)

With a copy to:
Janna Severance, Esq.
Messerli & Kramer P.A.
100 South Fifth Street, Suite 1400
Minneapolis, MN 55402
PH: (612) 672-3600
FAX: (612) 672-3777

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	13,421,428 shares	$0.24	(2)	$3,221,143	$179.74
Common Stock underlying warrants held by current stockholders subject to this offering	73,168 shares	$0.80	(3)	$58,534	$3.27
TOTAL	13,494,596 shares	$0.22		$3,279,677	$183.01

(1)	The shares of our Common Stock being registered hereunder are being registered for sale by the Selling Stockholders, as defined in the accompanying Prospectus.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the last sale price as of April 23, 2009.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, based upon the exercise price of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 29, 2009.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SPECTRASCIENCE, INC.
13,494,596 Shares of Common Stock

This Prospectus relates to the sale of up to 13,494,596 shares of Common Stock, par value $0.01 per share, including 13,300,000 shares by Fusion Capital Fund II, LLC. (“Fusion Capital”), 121,428 shares sold in a Private Placement and 73,168 shares underlying warrants.  Each of Fusion Capital, the holders of the other shares and the warrants covered by this Prospectus are referred to in this Prospectus as the “Selling Stockholders.” The prices at which Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of our shares from any of the Selling Stockholders; however, should the holder of the warrants exercise the warrants in a cash transaction, the Company would receive approximately $58,500.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the Over-The-Counter Bulletin Board under the symbol “SCIE” On April 23, 2009, the last reported sale price for our Common Stock as reported on the OTC BB was $0.24 per share.
____________________

Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 5 for a discussion of these risks.
____________________

Fusion Capital is deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Other Selling Stockholders may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________

The date of this Prospectus is ______________

PROSPECTUS SUMMARY

This summary highlights important information about our Company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire Prospectus and the financial statements and related notes included in this Prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “WE,” “US,” “OUR,” and the “COMPANY” and similar terms collectively refer to SpectraScience, Inc. and its wholly owned subsidiary Luma Imaging Corporation.

The Company

SpectraScience, Inc. is an early revenue stage medical device company focused on developing and marketing devices for the non-invasive detection of cancerous and pre-cancerous tissue.

The Company has developed and received FDA approval to market a proprietary, minimally invasive technology that optically scans tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to remove the subject cell tissue from the body. The WavSTAT® System operates by using cool, safe ultraviolet laser light to optically scan and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancers and, if warranted, to begin immediate treatment during the same procedure. The WavSTAT is FDA approved for colon cancer detection.

In 2007, the Company acquired the assets of Luma Imaging Corporation (“LUMA”) and now operates LUMA as a wholly owned subsidiary of the Company. LUMA had acquired the assets from a predecessor company that had developed, and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the Company’s existing technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. The LUMA Cervical Imaging System received FDA approval in March 2006.

Corporate Information

SpectraScience was incorporated in the state of Minnesota on May 4, 1983 as GV Medical, Inc.  The Company subsequently changed its name to “SpectraScience, Inc.” and does business solely under that name.  Our principal executive offices are located at 11568 Sorrento Valley Road, Suite 11, San Diego, California 92121. Our telephone number is (858) 847-0200.  Our website can be accessed at www.spectrascience.com. Information on our website is not a part of this Prospectus.

SUMMARY OF THE OFFERING

This Prospectus relates to the sale of up to 13,494,596 shares of Common Stock, par value $0.01 per share, including 13,300,000 shares by Fusion Capital Fund II, LLC (“Fusion Capital”), 121,428 shares sold in a Private Placement and 73,168 shares underlying warrants held by Advanced Equities Financial Corp. All Shares sold under this Prospectus are being sold by the Selling Stockholders; however, should the holder of the warrants exercise the warrants in a cash transaction, the Company would receive approximately $58,500.

RISK FACTORS

You should carefully consider the risks described below before purchasing our Common Stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the price of our Common Stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our Common Stock only if you can afford to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

We have yet to establish any history of profitable operations. We have incurred annual operating losses of $5,271,332 and $3,020,588, respectively, during the past two fiscal years of operation. As a result, at December 31, 2008 we had an accumulated deficit of $11,720,273. We have incurred net losses from continuing operations of $5,144,902 and $2,974,585 for the fiscal years ending 2008 and 2007. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our failure to generate meaningful revenues and ultimately profits from the WavSTAT and Luma Systems and applications of our technology could force us to raise additional capital which may not be available on acceptable terms. This could ultimately reduce or suspend our operations and ultimately could cause us to go out of business. Our profitability will require the successful commercialization of our imaging systems and no assurances can be given when this will occur or if we will ever be profitable.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

At December 31, 2008, we had a working capital balance of $1,759,440. We had an operating cash flow deficit of $3,811,212 for the fiscal year ended December 31, 2008 and an operating cash flow deficit of $1,459,811 in 2007. We do not have sufficient financial resources to fund our operations. Therefore, we will likely need additional funds to continue our operations.

We only have the right to receive $25,000 every two business days under the Purchase Agreement with Fusion (see “The Fusion Transaction”) unless our stock price equals or exceeds $0.30, in which case we can sell greater amounts  to Fusion Capital as the price of our Common Stock increases.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the market price of our Common Stock is less than $0.15.  Since we are registering 13,300,000 shares for sale by Fusion Capital pursuant to this Prospectus (11,558,974 total registered shares to be issued and sold under the Purchase Agreement, plus 100,000 expense shares, 1,094,017 initial commitment shares and 547,009 allocable commitment shares), the selling price of our Common Stock to Fusion Capital will have to average approximately $0.52 per share for us to receive the maximum proceeds of $6.0 million.  Assuming a purchase price of $0.22 per share (the closing sale price of the Common Stock on April 23, 2009) and the purchase by Fusion Capital of the full 11,558,974 shares remaining under the Purchase Agreement, proceeds to us would only be $2,542,974 unless we choose to register more shares which we may sell to Fusion Capital, which we have the right, but not the obligation, to do.  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 11,558,974 shares to Fusion Capital.  In the event we elect to sell more than the net 11,558,974 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities and Exchange Commission.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources.  Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business days that the market price of our Common Stock is less than $0.15.  If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $6.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL WILL CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK AQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to 11,558,974 additional shares of our Common Stock (net of 1,094,017 previously issued commitment shares, 100,000 previously issued expense shares and 547,009 allocable commitment shares).  The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The purchase price for the Common Stock to be sold to Fusion Capital pursuant to the Purchase Agreement will fluctuate based on the market price of our Common Stock. All 13,300,000 shares registered for Fusion Capital in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this Prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our Common Stock to decline.  Fusion Capital may ultimately purchase all, some or none of the 11,558,974 shares of Common Stock not yet issued but registered in this offering on behalf of Fusion Capital.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

WE HAVE RECEIVED AN OPINION FROM OUR AUDITORS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors noted in their report accompanying our financial statements for our fiscal year ending December 31, 2008 that we have incurred losses and had negative cash flows from inception and that a significant amount of additional capital will be necessary to market our product to the point at which we become commercially viable, and stated that those conditions raised substantial doubt about our ability to continue as a going concern. We cannot assure you that our business plans will be successful. This opinion about our ability to continue as a going concern could affect our ability to obtain additional financing at favorable terms, if at all; as such an opinion could cause investors to lose faith in our long term prospects. If we cannot continue as a going concern, our shareholders could lose their entire investment in our common shares.

WE MAY FACE INTENSE COMPETITION FROM COMPANIES THAT HAVE GREATER FINANCIAL, PERSONNEL AND RESEARCH AND DEVELOPMENT RESOURCES.

These competitive forces may impact our projected growth and ability to generate revenues and profits, which would have a negative impact on our business and the value of your investment. Our competitors may be developing products which compete with the WavSTAT and LUMA Systems. Our commercial opportunities would then be reduced or eliminated should our competitors develop and market products for any of the diseases that we target that;

•	Are more effective;

•	Are less expensive than the products or product candidates we are developing.

Even if we are successful in developing effective WavSTAT and LUMA Systems, and we obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies and tools for analysis. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, that are marketed before any products we develop are brought to market, or that are as effective but less costly than our products.

Our competitors include fully integrated medical device companies, universities and public and private research institutions. Many of the organizations competing with us may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in product development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

The market for medical devices is intensely competitive. Many of our potential competitors have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations, and distribution resources than we have. This intense competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to develop, maintain and extend our current technology. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, adversely impact our margins or lead to a reduction in our market share, any of which may harm our business.

OUR WavSTAT AND LUMA SYSTEMS TECHNOLOGY MAY BECOME OBSOLETE.

Our WavSTAT and LUMA Systems products may be rendered unmarketable by new scientific or technological developments where new treatment modalities are introduced that are more efficacious or more economical than our WavSTAT and LUMA System products. Any one of our competitors could develop a more effective product which would render our technology obsolete.

WE ARE DEPENDENT FOR OUR SUCCESS ON A KEY EXECUTIVE OFFICER.

Our success depends to a critical extent on the continued services of our Chief Executive Officer, Jim Hitchin. If we lost this key executive officer, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for this key executive officer at all, or on terms that are not unduly expensive or burdensome. We do not have an employment agreement with Mr. Hitchin and his employment is severable by either party at will.

OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

We currently have a staff of nine full time employees, consisting of, among others, our Chief Executive Officer, Chief Financial Officer, Director of International Sales, Operations Manager and a Chief Engineer, as well as administrative employees other personnel employed on a contract basis. Although we believe that these employees, together with the consultants currently engaged by the Company, will be able to handle most of our additional administrative, research and development and business development in the near term, we will nevertheless be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement our business plan and growth strategies. We cannot assure you that we will be able to engage the services of such qualified personnel at competitive prices or at all, particularly given the risks of employment attributable to our limited financial resources and lack of an established track record.

WE PLAN TO GROW VERY RAPIDLY, WHICH WILL PLACE STRAINS ON OUR MANAGEMENT TEAM AND OTHER COMPANY RESOURCES TO BOTH IMPLEMENT MORE SOPHISTICATED MANAGERIAL, OPERATIONAL AND FINANCIAL SYSTEMS, PROCEDURES AND CONTROLS AND TO TRAIN AND MANAGE THE PERSONNEL NECESSARY TO IMPLEMENT THOSE FUNCTIONS. OUR INABILITY TO MANAGE OUR GROWTH COULD IMPEDE OUR ABILITY TO GENERATE REVENUES AND PROFITS AND TO OTHERWISE IMPLEMENT OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies. We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain the anticipated increased number of employees.

THE COMPANY MAY HAVE DIFFICULTY IN DEVELOPING AND RETAINING AN EFFECTIVE SALES FORCE OR IN OBTAINING EFFECTIVE DISTRIBUTION PARTNERS AND MAY NOT BE ABLE TO ACHIEVE SUFFICIENT REVENUES TO EFFECT ITS BUSINESS PLAN

The market for skilled sales and marketing personnel is highly competitive and specialized. If we are unable to hire and retain skilled and knowledgeable sales people it may negatively impact our ability to introduce our products or generate revenue sufficient to affect our future business plans. In addition our inability to develop business relationships with key technical distributors may also negatively impact our ability to successfully market our products.

THE COMPANY MAY BE UNSUCCESSFUL IN COMMERCIALIZING THE LUMA ASSETS

With the successful acquisition of Luma Imaging Corp. assets in November 2007, we continue to assess and redeploy its assets, primarily intellectual property, to successfully commercialize the Luma products. Our limited number of technical and marketing personnel, and our limited budget, may be inadequate for successful market development..

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND STOCKHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY-HELD COMPANY.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently carry directors’ and officers’ liability insurance, but such insurance is expensive and can be difficult to obtain. If we are unable to obtain directors and officers liability insurance at affordable rates or at all in the future, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

IF WE FAIL TO COMPLY WITH EXTENSIVE REGULATIONS ENFORCED BY DOMESTIC AND FOREIGN REGULATORY AUTHORITIES, THE COMMERCIALIZATION OF OUR PRODUCTS COULD BE PREVENTED OR DELAYED.

Our WavSTAT and LUMA Systems are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. The determination of when and whether a product is ready for large scale purchase and potential use will be made by the government through consultation with a number of governmental agencies, including the FDA, the National Institutes of Health, and the Centers for Disease Control and Prevention. Some of our product candidates are in the clinical stages of development and have not received required regulatory approval from the FDA for the esophageal or lung applications we hope to commercially market. The process of obtaining and complying with FDA and other governmental regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense incurred, regulatory approval is never guaranteed. We also are subject to the following risks and obligations, among others.

•	The FDA may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied

•	The FDA may require additional testing for safety and effectiveness

•	The FDA may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them

•	If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution

•	The FDA may change their approval policies and/or adopt new regulations

Failure to comply with these or other regulatory requirements of the FDA may subject us to administrative or judicially imposed sanctions, including:

•	Warning letters

•	Civil penalties

•	Criminal penalties

•	Injunctions

•	Product seizure or detention

•	Product recalls

•	Total or partial suspension of production

DELAYS IN SUCCESSFULLY COMPLETING OUR CLINICAL TRIALS COULD JEOPARDIZE OUR ABILITY TO OBTAIN REGULATORY APPROVAL OR MARKET OUR WavSTAT AND LUMA SYSTEM CANDIDATES.

Our business prospects will depend on our ability to complete clinical trials, obtain satisfactory results, obtain required regulatory approvals and successfully commercialize our WavSTAT and LUMA System product candidates. Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	Unsatisfactory results of any clinical trial

•	The failure of principal third-party investigators to perform clinical trials on our anticipated schedules

•	Different interpretations of pre-clinical and clinical data, which could initially lead to inconclusive results

OUR DEVELOPMENT COSTS WILL INCREASE IF WE HAVE DELAYS IN ANY CLINICAL TRIAL OR IF WE NEED TO PERFORM MORE OR LARGER CLINICAL TRIALS THAN PLANNED.

If the delays are significant, or if any of our WavSTAT System or LUMA product candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

THE INDEPENDENT CLINICAL INVESTIGATORS THAT WE RELY UPON TO CONDUCT OUR CLINICAL TRIALS MAY NOT BE DILIGENT, CAREFUL OR EFFICIENT, AND MAY MAKE MISTAKES IN THE CONDUCT OF OUR CLINICAL TRIALS.

We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our product development programs. If independent investigators fail to devote sufficient time and resources to our product development programs, or if their performance is substandard, it may delay FDA approval of our products. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE PRODUCTS DUE TO UNFAVORABLE RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

Our success depends on our ability to successfully develop and obtain regulatory approval to market new products. We expect that a significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

Potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including the:

•	Lack of adequate quality or sufficient prevention benefit, or unacceptable safety during pre-clinical studies or clinical trials

•	Failure to receive necessary regulatory approvals

•	Existence of proprietary rights of third parties; and/or

•	Inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD NEGATIVELY IMPACT OUR PROJECTED GROWTH AND ABILITY TO GENERATE REVENUES AND PROFITS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties. We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.

In the case of patents, we cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents. While we currently have and intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States. We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement. Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

The WavSTAT System is protected by eight issued patents, in the United States, Europe and Japan, which we own, and one additional patent for which we own the exclusive license. Our LUMA system is the subject of 52 patent applications worldwide, 34 of which have issued and 18 patents are pending.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by the Company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

THE PATENTS WE OWN COMPRISE A LARGE PORTION OF OUR ASSETS, WHICH COULD LIMIT OUR FINANCIAL VIABILITY.

The WavSTAT System is protected by eight issued patents, in the United States, Europe and Japan, and an additional patent for which we own an exclusive license. One of the eight patents has lapsed for failure to pay maintenance fees, and we are in the process of attempting to re-instate the patent. We cannot assure you that we will be successful in reinstating the patent. In addition, our LUMA system is the subject of 52 patent applications worldwide, 38 of which have issued and 18 patents are pending. These patents comprise approximately 44% of our assets at December 31, 2008. If our existing patents are invalidated or if they fail to provide significant commercial benefits, it will severely hurt our financial condition, as a significant percentage of our assets would lose their value. Further, since our patents are amortized over the course of their term until they expire, our assets comprised of patents will continually be written down until they lose value altogether.

LEGISLATIVE ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings which will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives following the Enron bankruptcy have increased general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes.

OUR PRODUCTS MAY BE SUBJECT TO RECALL OR PRODUCT LIABILITY CLAIMS.

Our WavSTAT and LUMA System products may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If our products do not function as designed, or are designed improperly, we may be forced by regulatory agencies to withdraw such products from the market. In addition, if medical personnel or their patients suffer injury as a result of any failure of our products to function as designed, or an inappropriate design, we may be subject to lawsuits seeking significant compensatory and punitive damages. Any product recall or lawsuit seeking significant monetary damages may have a material effect on our business and financial condition.

RISK FACTORS RELATED TO OUR SECURITIES

WE HAVE NOT PAID ANY CASH DIVIDENDS AND NO CASH DIVIDENDS WILL BE PAID IN THE FORESEEABLE FUTURE.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay a dividend or that even if the funds are legally available, that a dividend will be paid.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE STOCK.

As long as the trading price of our Common Stock is below $5 per share, the open-market trading of our Common Stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our Common Stock, and may result in decreased liquidity for our Common Stock and increased transaction costs for sales and purchases of our Common Stock as compared to other securities.

OUR COMMON STOCK IS THINLY TRADED, SO INVESTORS MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL.

Our Common Stock has historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. As of April 23, 2009, our average trading volume per day for the past three months was approximately 29,000 shares a day with a high of 131,600 shares traded and a low of 0 shares traded per day. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

THE MARKET PRICE FOR OUR COMMON STOCK IS PARTICULARLY VOLATILE, GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF REVENUES. THIS COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. AN INVESTOR MAY BE UNABLE TO SELL COMMON STOCK AT OR ABOVE THE PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In fact, during the ninety-day period ended April 23, 2009, the high and low closing prices of a share of our Common Stock were $0.28 and $0.15, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, our stock is sporadically and/or thinly-traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our Common Stock: actual or anticipated variations in our quarterly or annual operating results; acceptance of our proprietary technology; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price. In addition, potential dilutive effects of future sales of shares of Common Stock by stockholders and by the Company, including Fusion Capital pursuant to this Prospectus could have an adverse effect on the market price of our shares.

VOLATILITY IN OUR COMMON STOCK PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have sometimes initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

OUR OFFICERS AND DIRECTORS OWN OR CONTROL APPROXIMATELY 30% (INCLUDING ALL OPTIONS EXERCISABLE WITHIN 60 DAYS OF APRIL 23, 2009) OF OUR OUTSTANDING COMMON STOCK, WHICH MAY LIMIT THE ABILITY OF OTHER STOCKHOLDERS, WHETHER ACTING SINGLY OR TOGETHER, TO PROPOSE OR DIRECT THE MANAGEMENT OR OVERALL DIRECTION OF THE COMPANY. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF THE COMPANY THAT MIGHT OTHERWISE RESULT IN STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE FOR THEIR COMMON STOCK.

As of April 23, 2009, our officers and directors beneficially own or control approximately 30% (including all options exercisable within sixty days of April 23, 2009) of our outstanding Common Stock. These persons will have the ability to control substantially all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.

A LARGE NUMBER OF SHARES OF COMMON STOCK ARE ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS. THE EXERCISE OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF THE INVESTMENT OF OTHER STOCKHOLDERS IN TERMS OF PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF THE COMMON STOCK. THE SALE OF A LARGE AMOUNT OF COMMON STOCK RECEIVED UPON EXERCISE OF THESE OPTIONS ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR STOCK.

As of April 23, 2009, there are outstanding Common Stock purchase options entitling the holders to purchase 8,150,000 shares of Common Stock at a weighted average exercise price of $0.58 per share (4,333,333 of these shares are exercisable within 60 days of April 23, 2009). The exercise price for all of the aforesaid options may be less than your cost to acquire our Common Stock. In the event of the exercise or conversion of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your Common Stock. In addition, the holders of the common share purchase options may sell Common Stock in tandem with their exercise of those options to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options.

OUR ISSUANCE OF ADDITIONAL COMMON STOCK, OR OPTIONS TO PURCHASE OUR STOCK, WOULD DILUTE YOUR PROPORTIONATE OWNERSHIP AND VOTING RIGHTS.

We are entitled under our articles of incorporation to issue up to 125,000,000 shares of capital stock which includes 100,000,000 shares of Common Stock, 2,250,000 shares of Preferred Stock and 22,750,000 undesignated shares. Our undesignated shares may be designated as in a senior position to our Common Stock. After taking into consideration our outstanding Common Stock at April 23, 2009, we will be entitled to issue up to 6,942,294 additional shares of Common Stock (100,000,000 authorized less shares outstanding of 69,707,615, 11,558,974 additional shares reserved for issuance to Fusion Capital, 10,456,142 shares reserved for issuance of stock options, 787,966 shares reserved for placement agent warrants and 547,009 allocable commitment fee shares ) and up to 22,750,000 shares of undesignated capital stock and 2,250,000 of Preferred Stock. Our board of directors may generally issue stock, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

THE LIMITATION OF MONETARY LIABILITY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE INDEMNIFICATION RIGHTS OF OUR DIRECTORS, OFFICERS, CONSULTANTS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS, CONSULTANTS AND EMPLOYEES.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to the Company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, consultants and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, consultants and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors, officers, consultants and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers, consultants and employees even though such actions, if successful, might otherwise benefit the Company and stockholders.

ANTI-TAKEOVER PROVISIONS MAY IMPEDE THE ACQUISITION OF OUR COMPANY.

Certain provisions of the Minnesota Business Corporation Act and other Minnesota laws have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

THE FUSION TRANSACTION

General

On January 30, 2009, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II LLC, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period.  Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 1,094,017 shares of our Common Stock and an expense reimbursement fee of 100,000 shares of our Common Stock.  Also, we will issue to Fusion Capital an additional 547,009 shares as an allocable commitment fee pro rata as we receive the $6.0 million of future funding.  As of April 23, 2009 there were 69,707,615 shares outstanding (41,027,349 shares held by non-affiliates) excluding 12,105,983 shares offered by Fusion Capital pursuant to this Prospectus which have not yet been issued by us under the Purchase Agreement. If all of such 12,105,983 shares offered hereby were issued and outstanding as of the date hereof, the total shares offered hereby would represent 16.3% of the aggregate Common Stock outstanding or 25.8% of the non-affiliates shares outstanding as of the date hereof.

Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus: (1) 1,094,017 shares issued coincident with the execution of the Purchase Agreement, (2) an additional 547,009 shares which we may issue in the future as a commitment fee pro rata as we receive the $6.0 million of future funding, (3) 100,000 shares we previously issued to Fusion Capital as an expense reimbursement and (4) at least 11,558,974 shares which we may sell to Fusion Capital after this registration statement is declared effective. All 13,300,000 shares, 19.4% of our outstanding on April 23, 2009, the date of the Purchase Agreement, are being offered pursuant to this Prospectus.  Under the Purchase Agreement, we have the right but not the obligation to sell more than the 11,558,974 shares to Fusion Capital.  As of the date hereof, we do not currently have any plans or intent to sell to Fusion Capital any shares beyond the 11,558,974 shares offered hereby.  However, if we elect to sell more than the 11,558,974 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares, which could cause substantial dilution to our stockholders.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this Prospectus is a part. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $25,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital.  The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the price of our Common Stock is below $0.15.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement and the obligations of both parties are non-transferable.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $25,000 of our Common Stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our Common Stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our Common Stock during the twelve (12) consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner than every two (2) business days.

Our Right to Increase the Amount to be Purchased

In addition to purchases of up to $25,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $50,000 provided that our share price is not below $0.30 during the two (2) business days prior to and on the purchase date.  We may increase this amount to up to $100,000 if our share price is not below $0.40 during the two (2) business days prior to and on the purchase date.  This amount may also be increased to up to $250,000 if our share price is not below $0.60 during the two (2) business days prior to and on the purchase date.  This amount may also be increased to up to $500,000 if our share price is not below $1.25 during the two (2) business days prior to and on the purchase date.  This amount may also be increased to up to $1.0 million if our share price is not below $2.50 during the two (2) business days prior to and on the purchase date.  We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two (2) business days must have passed since the most recent large purchase was completed.  The price at which our Common Stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our Common Stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.15.  However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our Common Stock on any business day that the market price of our Common Stock is below $0.15.

Events of Default

Generally, Fusion Capital may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this Prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our Common Stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our Common Stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our Common Stock from our principal market provided our Common Stock is not immediately thereafter trading on the New York Stock Exchange the NASDAQ Global Select Market the NASDAQ Global Market, the NASDAQ Capital Market or the NYSE Alternext US;

•	the transfer agent‘s failure for five (5) business days to issue to Fusion Capital shares of our Common Stock which Fusion Capital is entitled to receive under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the 13,300,000 shares registered for Fusion Capital in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this Prospectus.  The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.  Fusion Capital may ultimately purchase all, some or none of the 12,105,983 shares of Common Stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the issuance to Fusion Capital of up to 13,300,000 shares of our Common Stock or 19.0% of our outstanding on April 23, 2009 (the date of the Purchase Agreement).  We estimate that we will sell no more than 11,558,974 shares to Fusion Capital under the Purchase Agreement (exclusive of the 1,094,017 shares issued to Fusion Capital as the commitment fee, 547,009 shares which we may issue in the future as a commitment fee pro rata as we receive the $6.0 million and the 100,000 shares previously issued to Fusion Capital as an expense reimbursement), all of which are included in this offering.  We have the right to terminate the Purchase Agreement without any payment or liability to Fusion Capital at any time, including in the event that all 11,558,974 shares are sold to Fusion Capital under the Purchase Agreement.  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 11,558,974 shares to Fusion Capital.  In the event we elect to sell more than the 11,558,974 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.  The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Sold if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to Fusion Capital (1)	Proceeds from the Sale of Shares to Fusion Capital Under the Purchase Agreement
$ 0.15	11,558,974	14.0%	$1,733,846
$ 0.24 (2)	11,558,974	14.2%	$2,774,154
$ 0.25	11,558,974	14.2%	$2,889,744
$ 0.30	11,558,974	14.2%	$3,467,692
$ 0.40	11,558,974	14.2%	$4,623,590
$ 0.60	10,000,000	12.5%	$6,000,000
$ 1.00	6,000,000	7.9%	$6,000,000

(1)
The denominator is based on 69,707,615 shares outstanding as of April 23, 2009, which includes the 1,094,017 shares previously issued to Fusion Capital as a commitment fee, the 100,000 shares previously issued to Fusion Capital as an expense reimbursement, a pro rata amount of the 547,009 shares which we will issue in the future as a commitment fee as we receive future funding and the number of shares set forth in the second column. The numerator is based on the number of shares which may be sold under the Purchase Agreement at the corresponding assumed purchase prices set forth in the first column.

(2)	Closing sale price of our shares on April 23, 2009.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of Common Stock in this offering.  However, may receive up to $6.0 million in proceeds from the sale of our Common Stock to Fusion Capital under the Purchase Agreement.  Also, if the warrants registered herein are exercised for cash by the holder, we would receive approximately $58,500 of proceeds.  Any proceeds from Fusion Capital we receive under the Purchase Agreement, or any proceeds we receive upon the exercise of the warrants, will be used for working capital and general corporate purposes.

DESCRIPTION OF BUSINESS

Introduction

SpectraScience was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. The “Company”, hereinafter refers to SpectraScience, Inc. and its wholly-owned subsidiary, Luma Imaging Corporation. From 1996 until filing for bankruptcy in 2002, the Company focused on developing the WavSTAT ® Optical Biopsy System (“WavSTAT”). The WavSTAT   is a proprietary, minimally invasive technology that optically analyzes tissue in real-time to distinguish between normal and pre-cancerous or cancerous tissue, without the need to remove tissue from the body.

Our principal executive offices are located at 11568 Sorrento Valley Rd., Suite 11, San Diego, CA 92121. You can reach us by telephone at (858) 847-0200; by fax at (858) 847-0880; or by email at info@spectrascience.com. Our website address is http://www.spectrascience.com, however the information contained on our web site is not a part of this Prospectus.

Reorganization

The Company adopted “fresh-start reporting” effective August 2, 2004, given the absence of any operating activity or other significant activity for almost two years, in accordance with the guidelines of the A.I.C.P.A.’s Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”).

The Company received funding and commenced operations effective August 2, 2004 and as of that date the Company became the “Successor Company.” The Company as it existed prior to August 2, 2004, is referred to as the “Predecessor Company.”

Business Development - Acquisitions

On November 6, 2007, the Company acquired 100% of the shares of Luma Imaging Corporation (“LUMA®”) from its stockholders in consideration for 11.2 million restricted shares of SpectraScience Common Stock.

LUMA had developed and received approval from the US Food and Drug Administration (the “FDA”) for an optical, non-invasive diagnostic imaging system that is proven to more effectively detect cervical cancer precursors than using conventional means alone (i.e. colposcopy). The LUMA Cervical Imaging System utilizes a single-use disposable probe and requires little additional training as it leverages a clinician’s existing skill sets. When used as an adjunct to colposcopy, LUMA detects significantly more high-grade cervical cancer precursors than colposcopy alone.

The transaction was accounted for as a purchase that included intellectual property, inventory and equipment. The intellectual property consisted of a total of 34 issued US Patents and 28 additional patent applications.

Products and Markets

SpectraScience has developed a technology platform to instantly determine if tissue is normal, pre-cancer or cancerous, without the need for exploratory biopsy. The Company received FDA approval to market its proprietary and patented optical biopsy system capable of determining instantaneously whether colon tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body and without waiting days for a pathology report. The Company has also developed an additional application for the detection of pre-cancerous and cancerous tissue in the esophagus, as well as recently expanded its product offerings to cervical cancer and pre-cancer detection through the acquisition of Luma Imaging Corporation.

The WavSTAT operates by using cool, safe ultraviolet laser light to optically scan and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancer and, if warranted, to begin immediate treatment during the same procedure. The SpectraScience WavSTAT uses laser-induced auto-fluorescence to obtain spectral information from tissue at the suspected site. The system is classified as a non-significant risk device which transmits low-level UV laser light energy through an optical fiber to the tissue via the working channel of an endoscope. The tissue in contact with the optical fiber absorbs the light and the resulting tissue auto-fluorescence is collected by the same optical fiber and returned to an optical detector within the WavSTAT console for measurement. The system analyzes the spectral data and displays the results graphically for the user as normal tissue (green light), suspected pre-cancer, or cancer (red light). Data are recorded on a printer and saved in flash memory and a hard drive. The WavSTAT has been tested at five leading medical centers, including the Mayo Clinic and Massachusetts General Hospital, with results demonstrating statistically significant improvement in physician accuracy in the ability to detect pre-cancerous and cancerous tissue during endoscopy.

The WavSTAT was specifically designed to serve as a technology platform to facilitate multiple medical applications for cancer detection. We see additional opportunities for this core technology in several other large, as-yet-unexplored, markets which include lung, skin, oral, prostate, breast, urinary and bladder cancer detection. The Company is currently developing additional applications of its platform for these markets, and is analyzing feasibility of the use of our technology and the revenue opportunity for each market.

Colorectal Cancer

The American Cancer Society reports colorectal cancer as the third most common cancer diagnosed in the US with approximately 108,070 new cases annually. With an estimated 49,960 deaths in 2008, colorectal cancer is second only to lung cancer as the leading cause of cancer death in the US. Candidates for colorectal cancer screening include all persons, with or without symptoms, over the age of 50 (or an estimated 80-90 million people in the US) with the screening market expected to increase 20% over the next ten years. Demographic trends in Europe are very similar.

Colorectal cancer is primarily diagnosed through the discovery, removal and histo-pathologic analysis of polyps. Colon polyps are small masses of tissue found in the lining of the colon that may be either benign or malignant. The most commonly performed and generally accepted colorectal cancer screening procedure to detect polyps is an endoscopy of the lower colon also known as a flexible sigmoidoscopy or, alternately, a full colonoscopy. According to the American Society for Gastrointestinal Endoscopy guidelines for colorectal cancer screening, large polyps (greater than 1 centimeter) are generally removed as a matter of course and sent to pathology for evaluation. On the other hand, the guidelines further state that small polyps (less than 1 centimeter which account for approximately 85% of all polyps) require “individualized treatment on a case by case basis”. The clinical utility of the WavSTAT occurs when the physician must decide the best course of treatment for small polyps. When small polyps are found, it is left to the physician’s discretion based primarily on visual assessment, whether to remove the polyp, place the patient under surveillance, or to biopsy. If a biopsy is performed and cancer or pre-cancer is documented by pathology, the polyp must then be removed during a second costly endoscopy procedure.

Relative to colorectal cancer, five-year survival rates as reported by the American Cancer Society are as follows:

•	Approximately 90% of patients live five years or longer if the cancer is detected and treated at an early stage;

•	Only 68% of patients live five years or longer if the cancer spreads outside the polyp and colon to nearby organs or lymph nodes; and

•	The five-year survival rate for those patients in whom the cancer has spread further to the liver or other organs is only 10%.

Clearly, early detection of colorectal cancer is essential to long-term survival. Unfortunately, the American Cancer Society reports that only 39% of colorectal cancers are detected at an early stage. Clinical studies indicate that colorectal cancer screening procedures result in earlier detection and can prevent as many as 20 to 40% of potential colorectal cancers and subsequently reduce colorectal cancer deaths by 30 to 50%. Colorectal screening procedures not only save lives, they also save money. If a patient is not diagnosed until symptoms develop and the disease has spread, or if misdiagnosed at an early stage, the chance of patient survival plummets and more advanced treatment regimens such as surgery, chemotherapy and/or radiation become necessary.

The WavSTAT was specifically designed to be used during screening endoscopy of the colon to aid and improve the physician’s ability to identify small polyps as normal, pre-cancerous or cancerous tissue in real time. Results from the Company’s FDA regulated clinical studies performed at the Mayo Clinic (Rochester, MN), Massachusetts General Hospital (Boston, MA), Hennepin County Medical Center (Minneapolis, MN) and Minnesota Gastroenterology P.A. (St. Paul and Minneapolis, MN), demonstrated that using the WavSTAT during colorectal endoscopic screening increased the physician’s diagnostic accuracy in detecting pre-cancerous or cancerous polyps by a statistically significant amount.

Based on the results demonstrated by these clinical studies, we believe that using the WavSTAT will:

•	Significantly improve the physician’s diagnostic accuracy in determining whether small polyps in the colon are pre-cancerous or cancerous;

•	Improve patient survival rates by earlier detection and treatment of cancers, and more importantly pre-cancers, by more accurately identifying cancers or pre-cancers the physician may misdiagnose;

•	Improve the patient’s quality of life by providing an immediate analysis of the tissue, thereby eliminating the anxiety of waiting several days to hear the pathology results;

•
Enable the physician to diagnose and treat the patient during the same endoscopy procedure with the same biopsy instrument, thereby potentially reducing the need for scheduling a second expensive endoscopy for treatment purposes;

•	Be cost effective by significantly reducing the number of physical biopsies performed and by reducing the number of unnecessary follow-on endoscopies performed; and

•	Be cost effective by reducing the number of misdiagnosed patients, thereby eliminating the need for more costly advanced treatments such as surgery, chemotherapy and/or radiation.

Esophageal Cancer

Barrett’s esophagus is a condition of the lining of the lower esophagus thought to be caused primarily by Gastro Esophageal Reflux Disease (“GERD”), more commonly known as chronic heartburn. Barrett’s esophagus is considered to be a pre-malignant stage and a precursor to esophageal cancer. Physicians typically recommend that persons with chronic heartburn should have an endoscopy to look for Barrett’s esophagus. Some Barrett’s patients will advance further to a stage where additional abnormal tissue called dysplasia is present. Dysplasia is known to be the next progressive step toward esophageal cancer and is categorized as either low-grade or high-grade.

Barrett’s esophagus, dysplasia and esophageal cancer patients are presently diagnosed via endoscopy of the esophagus with the physician taking multiple random physical biopsies of the esophageal lining; A significantly invasive procedure. It is critical that high-grade dysplasia is correctly diagnosed because physicians frequently recommend surgical resection or removal of the esophagus in such an event. Unfortunately, dysplasia is difficult to find and/or diagnose because it is not reliably visible to the physician during standard endoscopy. The result is that physical biopsies (as many as 20 at once) are performed either randomly or in a geometric pattern throughout the length of the esophagus in the hope of finding any existing diseased tissue. Current medical practice typically follows the guidelines described below:

•	Patients with chronic GERD (severe heartburn) receive a screening endoscopy of the esophagus with multiple biopsies to check for Barrett’s esophagus;

•	Patients with Barrett’s esophagus receive an endoscopy with multiple biopsies every year to check for dysplasia;

•	Patients with Barrett’s esophagus that has progressed to include low grade dysplasia receive an endoscopy with multiple biopsies every 6 months to check for high grade dysplasia; and

•
Patients with Barrett’s esophagus that has progressed to include high grade dysplasia receive an endoscopy with multiple biopsies every 3 months to check for cancer and/or may be referred for esophageal surgical resection, photodynamic therapy or electrical ablation.

The American Cancer Society estimated that 16,470 new cases of esophageal cancer were diagnosed in the year 2008, with a greater than 90% mortality rate. In addition, the rate of esophageal cancer is growing six times faster than any other form of cancer. The relatively high death rate associated with esophageal cancer typically results from a lack of early diagnosis with the outcome being that the cancer has grown to an advanced stage. As described below, the frequency of endoscopic surveillance for these patients increases as the pre-cancerous stages advance in hopes of providing the earliest possible diagnosis.

The Company has developed an application for the WavSTAT for the detection of pre-cancerous and cancerous tissue in the esophagus. We completed a clinical study in April 2002 using the WavSTAT for the detection of pre-cancerous and cancerous tissue in the esophagus. The study was designed to determine the viability of using spectroscopic techniques to detect esophageal cancer in Barrett’s patients, and to develop and demonstrate the feasibility of the WavSTAT for this type of application. A total of 87 patients with Barrett’s esophagus were enrolled into the trial with 326 optical and physical biopsies taken. The results of the evaluation show that we were able to obtain a sensitivity of 95% and a specificity of 80% in determining high-grade versus low-grade dysplasia or non-dysplastic Barrett’s esophagus, suggesting that the WavSTAT is effective in detecting pre-cancerous and cancerous tissue . Derived from the study data, a proprietary tissue recognition software algorithm was developed and is being used in a current trial. The WavSTAT with the esophageal algorithm was released for sale in the European Union in late 2008.

We estimate the annual potential revenue estimated for esophageal cancer and pre-cancer detection in the United States and Europe to be $850 million with the related annual disposable/re-useable market estimated at an additional $250-650 million.

Cervical Cancer

Almost a thousand women die every day worldwide from cervical cancer. Cervical cancer is the sixth most common form of malignancy for US women, with approximately 11,000 new cases per year. An additional 600,000 women are identified each year as having potentially pre-cancerous cervical disease. Early detection of these pre-cancerous conditions allows clinicians to treat patients more effectively, less expensively, and with fewer lasting health effects. Currently, women with abnormal PAP tests are diagnosed with a colposcope; A decades-old, low-powered binocular microscope technology, which provides for a limited visual subjective assessment of the cervix. A recent large-scale National Cancer Institute-sponsored clinical trial demonstrated that colposcopy failed to detect 33% of high-grade precancerous lesions in women referred with questionable PAP results. LUMA’s ability to detect close to 30% more ASCUS/LSIL cervical cancer precursors than colposcopy alone provides clinicians with a valuable tool in the fight against cervical cancer.

In the US, more than four million women have abnormal PAP tests each year, and they typically undergo a series of repeat, stressful and expensive diagnostic tests. For women with precancerous lesions, the long diagnostic cycle can allow the disease to progress and develop into invasive, life-threatening cancer. By providing a more objective test, it is expected that LUMA will allow clinicians to more effectively manage and treat millions of women who are at risk of cervical cancer.

The LUMA provides a, non-invasive diagnostic imaging system to detect cervical cancer precursors more effectively than using conventional means (i.e. colposcopy). The LUMA utilizes a single-use disposable probe and requires little additional training as it leverages clinicians’ existing skill sets. When used as an adjunct to colposcopy, LUMA detects significantly more high-grade cervical cancer precursors. Clinical trials comprised of over 3,000 women have demonstrated LUMA’s ability to detect close to 30% more Atypical Squamous Cell of Undetermined Significance/Low-grade Squamous Intraepithelial Lesion (ASCUS/LSIL) cancer cell precursors than colposcopy alone. LUMA received FDA approval as an adjunct to colposcopy in March 2006 and the predecessor company was conducting a 950 patient post-approval study (300 were completed) to further examine its advanced detection capabilities when placed in a practical clinical setting.

In the U.S. alone, over $6 billion is spent annually on the screening, diagnosis and treatment of women with cervical cancer. The current colposcopy procedure market size is approximately $1.0 billion annually. Diagnosing cervical cancer is often a long and uncertain process, requiring repeat visits by anxious patients. Approximately two million colposcopy procedures are performed each year in the United States, with many repeat exams prior to arriving at a definitive diagnosis. The introduction of HPV-DNA testing is expected to be a catalyst for this market, increasing the number of colposcopy procedures performed each year. The LUMA System is a reliable, easy-to-use diagnostic tool that provides immediate benefit for clinicians and their patients by reducing the incidence of misdiagnosis and allowing for early-stage detection and treatment of cervical cancer precursors.

Government Regulation

United States

Extensive government regulation, both in the United States and internationally, controls the design, manufacture, labeling, distribution and marketing of our products, particularly regarding product safety and effectiveness. In the United States, medical devices are subject to review and clearance or approval by the Food and Drug Administration (FDA). The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices. If we fail to comply with applicable FDA requirements we could face:

•	fines, injunctions or civil penalties

•	recall or seizure of our products

•	criminal prosecution

•	a recommendation that we not be allowed to contract with the government

•	total or partial suspension of production

•	inability to obtain pre-market clearance/approval for our devices

•	withdrawal of marketing approvals

The Food, Drug, and Cosmetic Act, the Public Health Service Act, and Safe Medical Devices Act of 1990 and other federal statutes and regulations also govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, clearance, advertising and promotion of our products.

In the United States, medical devices are assigned to one of three classes depending on the controls the FDA deems necessary to ensure the safety and effectiveness of the device. The WavSTAT and LUMA are both Class III devices; this is FDA’s most highly regulated category in the Center for Devices and Radiological Health (CDRH). In addition to adhering to general controls to which all medical devices are subject, and special controls such as performance standards, post-market surveillance and patient registries, a Class III device must receive pre-marketing approval to ensure its safety and effectiveness prior to commercialization.

FDA approval to distribute CDRH regulated devices can be obtained in one of two ways. If a new or significantly modified device is “substantially equivalent” to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) pre-market notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not significantly affect safety or effectiveness may be made without an additional 510(k) notification. We received 510(k) clearance from the FDA for our disposable and reusable Optical Biopsy Forceps in December 1996.

A second, more comprehensive approval process applies to a Class III device that is not substantially equivalent to an existing product. First, the applicant must usually conduct clinical trials in compliance with testing protocols and patient “informed consent” forms approved by the Institutional Review Board (IRB or Safety Committee) at each participating research institution. These boards oversee and approve all clinical studies at their institutions (in some cases a central IRB may approve studies at multiple locations). Second, a Pre-Market Approval (PMA) application must be submitted to the FDA describing (i) the clinical trial results, (ii) the device and its components, (iii) the methods, facilities and controls used for manufacture of the device, (iv) proposed labeling and advertising literature, and (v) the demonstration that the product is safe and effective.

If the FDA determines, upon receipt of the PMA application, that the application is sufficiently complete to permit a substantive review, they will accept the application for filing. Review of a pre-market approval application typically takes from six months to two years from the date the application is accepted for filing, but can be significantly longer. Often, during the review period, a panel primarily composed of clinicians and acting as an advisory committee will be convened to review, evaluate, and provide non-binding recommendations to the FDA as to whether the device should be approved. Toward the end of the application review process, the FDA generally will conduct an inspection of the manufacturer’s facilities to ensure that the facilities are compliant with the applicable Quality System Regulations requirements.

If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue either an approval letter or a conditional approval letter which contains a number of conditions that must be satisfied in order to secure final approval of the PMA application. When and if those conditions are fulfilled to the satisfaction of the FDA, they will issue an approval letter, authorizing commercial marketing of the device for certain indications for use. If the FDA’s evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the application or issue a “not approvable letter.” The FDA may also determine that additional clinical trials are necessary, in which case pre-market approval could be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA application. The pre-market approval process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought have never been approved for marketing.

Any products manufactured or distributed pursuant to FDA clearances or approvals, are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences when using the product

Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies. The Food Drug and Cosmetic Act requires devices to be manufactured in accordance with Quality System Requirements regulations, which impose procedural and documentation requirements upon a manufacturer and any of its contract manufacturers with respect to manufacturing and quality assurance activities. The frequency and depth of inspections of PMA products are generally more detailed and frequent than products cleared in the 510(k) process. Quality System Requirements regulations also require design controls and maintenance of service records. Changes in existing requirements or adoption or new requirements or policies could adversely affect our ability to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition or results of operations.

The Company submitted a pre-market approval application for market clearance of the WavSTAT Optical Biopsy System for use during endoscopic screening of the colon in September 1998, and was approved by the FDA in November 2000. Based upon beta site outcome clinical studies, features were added to the WavSTAT, and submitted as a supplement to the original filing in September 2001. The supplement for the WavSTAT II was approved by the FDA in November 2001. The Company submitted a supplement for approval of WavSTAT III in February 2002 and approval was received in August 2002. We anticipate that product improvements requiring approval, or any new applications, such as for Barrett’s esophagus developed for the WavSTAT will be submitted as supplements to the original filing rather than as original PMA filings.

A similar path was followed for the LUMA Cervical Imaging System with the original PMA being filed by FDA on June 28, 2004. Following interactive communication with FDA and 15 PMA amendments, the product received its PMA approval on March 16, 2006. In addition to the standard conditions of approval, an additional LUMA approval condition was a post-approval study. When the LUMA assets were acquired, approximately one third of the study had been completed. We are now assessing the data from that study and preparing a plan to continue the post-approval study to meet this condition of approval.

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We are not aware of any manufacturing methods for the Systems that will require extensive or costly compliance with environmental regulations. However, since laws change over time there can be no assurance that (i) we will not be required to incur significant costs to comply with all applicable laws and regulations in the future, or (ii) the impact of changes in those laws or regulations or adoption of new laws and regulations will not have a material adverse effect upon our ability to do business.

European Union and Other Countries

The European Union encompasses most of the major countries in Europe. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directive prescribing the laws and regulations pertaining to medical devices in the European Union is the Medical Devices Directive, 93/42/EEC.

Devices that comply with the requirements of the Medical Devices Directive will be entitled to bear the CE mark, indicating that the device complies with the essential requirements of the applicable directive. In order to distribute a medical device in the European Union, the product must earn and display the CE mark. Generally, companies must also go through the ISO certification process in order to obtain the CE mark. SpectraScience received ISO 9001 certification in July 2000, and CE mark authorization for our products in October 2000. In order to maintain ISO 9001 certification SpectraScience must undergo a yearly audit to assure the European Union regulatory agencies of our compliance with ISO 9001 standards. Our last audit was in 2007, when we earned certification for an additional standard, EN 13485:2003, which is a medical device adaptation of the ISO 9001 standard. We are periodically re-audited to remain ISO 9001 and EN 13485 certified. There can be no assurance that we will be able to maintain international certification or CE mark authorization for any of our products or product components. Furthermore, even though a device bears the CE Mark, practical complications may arise with respect to market introduction because of differences among countries in areas such as labeling requirements and reimbursement practices. We may be required to spend significant amounts of capital in order to comply with the various regulatory requirements of foreign countries and achieve reasonable payment for our products.

Product Research and Development

The Company invested significant capital in research and development for the fiscal year ended December 31, 2008, as compared to prior recent history. The increase was as a result of increased clinical trial activity, the further development of the Barrett’s software algorithm and the transition to producing systems for sale, rather than for clinical trials. Research and development expenses were $2,220,007 and $796,944 for the fiscal years ended December 31, 2008 and 2007, respectively.

Compliance with Environmental Laws

Management has reviewed the cost of compliance with environmental laws and deemed the cost of such appliance to be non-material for the fiscal year ended December 31, 2008, and the foreseeable future.

Distribution, Sales and Customers

Our objective is to become a leader in the development and commercialization of advanced proprietary diagnostic products with the capability to differentiate in real-time between healthy, and pre-cancerous or cancerous tissue. During 2009, our sales and marketing efforts will be focused on selling the WavSTAT and LUMA Systems in the colorectal, cervical and esophageal cancer diagnostic markets. We envision particular emphasis on selling the WavSTAT system in international markets.

In the United States, successful product introduction will require a larger direct sales force or strategic corporate partner that has strongly established call patterns within Managed Care Organizations.  Management believes the availability of clinical support specialists to support the sales force and to conduct training seminars to educate endoscopists and other health care providers regarding the proper use of the WavSTAT and LUMA Systems, will be a strong component of product introduction strategy. To further international objectives during 2009, the Company will continue to appoint new European Distributors. The distributors should have significant resources and strong franchises which, when coupled with our technology, will increase the likelihood of commercial success in those markets.

Third-Party Reimbursement

We expect to market and sell the WavSTAT and LUMA Systems primarily through hospitals and clinics. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of third party reimbursement for health care costs, to reimburse all or part of the cost of medical devices and/or the procedure in which the medical device is used. Significant sales of the our Systems   will, in part, be dependent on the availability of adequate reimbursement from these third party payers for procedures carried out using our products. We believe that less invasive procedures generally provide less costly overall therapies compared to conventional drugs, surgery and other treatments. We anticipate hospital administrators and physicians will justify the use of our products by the cost and timesaving recognized and clinical benefits that we believe will be derived from the use of our products.

Third party payers determine whether to provide coverage for a particular procedure and reimburse health care providers for medical treatment at a fixed rate based on the diagnosis-related group established by the Center for Medicare and Medicaid Services (“CMS”). The fixed rate of reimbursement is based on the procedure performed and is unrelated to the specific type or number of devices used in a procedure. If a procedure is not covered by a diagnosis-related group, payers may deny reimbursement. If reimbursement for a particular procedure is approved, third party payers will reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis-related group or per diem, a blend between the health care provider’s reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment.

Upon product introduction, currently existing available codes can be used to provide a level of reimbursement to users. Management believes however, that currently available reimbursement codes do not adequately reimburse for the anticipated value that optical biopsy technology brings to the medical care system. Optical biopsies are not currently approved for reimbursement by third-party payers, and there can be no assurance that optical biopsy technology will be approved for any third party reimbursement, even if it proves to play a significant role in improving the endoscopist’s ability to accurately differentiate among polyps in the colon, Barrett’s esophagus or cervical dysplasia, thereby leading to early detection and subsequent treatment.

Medical equipment capital costs incurred by hospitals are reimbursed separately from diagnosis-related group payments. Changes in federal legislation, or policies of the government or third-party payers that reduce reimbursements under capital cost pass through-systems, could adversely affect the market for our products.

As stated previously, demonstrating cost-effectiveness and improved patient outcomes is critical to the sales cycle since payers evaluate these factors in determining whether to reimburse for new technologies. Payers may also delay reimbursement decisions for a year or more, even when provided with cost-effectiveness data, while they conduct their own technology assessments. The availability of peer-reviewed literature regarding the technology may help payers in reducing this technology assessment timeline. To promote the dissemination of literature regarding the WavSTAT, LUMA and optical biopsy technology, SpectraScience intends to have published clinical utility data in peer-reviewed journals.

We expect that there will be continued pressure on cost-containment throughout the United States health care system. Cost reduction, cost containment, managed care, and capitation pricing (putting a ceiling on the price) are very familiar themes within healthcare. Limits on third-party reimbursements that lead to cuts in reimbursements for new or experimental procedures would affect the ability of smaller companies with new technologies, to compete with larger established firms, or with established technologies. Lobbying activities are often necessary to bring to light the value of these new technologies but require extensive amounts of corporate resources that the Company may not be able to afford.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the SpectraScience products will depend on the availability and level of reimbursement in international markets we target. There can be no assurance that we will obtain reimbursement in any country within a particular time, for a particular time, for a particular amount, or at all.

We are unable to predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, if any, or what effect it might have on us. Reforms may include (i) mandated basic health care benefits, (ii) controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, (iii) greater reliance on prospective payment systems, (iv) the creation of large insurance purchasing groups, and (v) fundamental changes to the health care delivery system. Management anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment mechanisms. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which reform proposals, if any, will be adopted, when they may be adopted or what impact they may have on SpectraScience. Failure by hospitals and other users of our products to obtain reimbursement from third-party payers, or changes in government and private third-party payers’ policies toward reimbursement for procedures employing our products, could have a material adverse effect on our business, financial condition and results of operations.

Manufacturing and Sources of Supply

SpectraScience manufactures the WavSTAT and LUMA Systems at its facility in San Diego. The WavSTAT forceps are outsourced to United States contract OEM manufacturers. At the present time, SpectraScience performs the manufacturing of the optical fiber portion of the forceps in-house. The Company also performs certain final assembly processes of the WavSTAT Forceps. All WavSTAT and LUMA Systems previously used for pre-clinical testing, FDA compliant clinical trials, and cost effectiveness/outcome clinical studies were manufactured under a Quality System with Standard Operating Procedure controls. Management continues to utilize these quality control Systems and adds to or modifies them as necessary.

The WavSTAT and LUMA Systems are, and will be, manufactured in accordance with current FDA Quality System Regulations (“QSR”) and ISO 9001 International Standards, both of which are necessary to sell products within the United States and the European Union. These requirements impose certain procedural and documentation requirements upon SpectraScience with respect to manufacturing and quality assurance activities, as well as upon those third parties with whom the Company contracts to perform certain manufacturing processes.

During the third quarter of 2007, SpectraScience was granted ISO 9001 and 13485:2003 certification for its manufacturing facility and Quality System. These international standards are the European equivalent to the FDA’s Quality System Regulations. Meeting these standards permits use of the “CE mark” to export the WavSTAT optical biopsy system to the European Union and most other countries of the world.

The manufacturing processes and Standard Operating Procedures required to build a WavSTAT and LUMA System have been reviewed by the FDA and we are authorized to manufacture the product in our current facility.   Both the FDA and the European Notified Body will continue to perform periodic audits as long as SpectraScience manufactures and commercializes medical products

Competition

The medical device industry is highly competitive. Management believes the Company has few direct competitors in applying spectroscopy for the differentiation of normal, pre-cancerous or cancerous tissues in the gastrointestinal tract; however, the development of products using spectroscopic diagnostics for various medical specialties is rapidly growing. To the best of our knowledge, no other competitors have completed FDA clinical studies or submitted a pre-market approval application to the FDA or received CE Mark authority to distribute a product for the detection of colorectal or esophageal cancer.

The companies listed below have developed or are in the process of developing products that use light-based spectroscopic technology. They could potentially compete with SpectraScience products or technologies. Although none of these companies uses a technology or method which is the same as the SpectraScience technologies and methods.

•
Sensivida Medical Technologies, Inc. (formerly Mediscience Technology Corp) (Cherry Hill, New Jersey-OTC:MDSC.OB) has conducted feasibility clinical studies for oral leukopakia, a pre-cancerous condition of the mouth, with a prototype product called CD SCAN which uses a light-based spectroscopy system. They plan to conduct clinical studies in the areas of cervical cancer with products using spectroscopic technology.

•
Electro-Optical Sciences, Inc. (Irvington, NY-OTC:MELA) is focused on the design and development of a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind® features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data is then analyzed against its proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied. They are currently designing clinical trials.

•
Guided Therapeutics, Inc. (Norcross, GA-OTC GTHP) is a medical technology company focused on developing medical devices that have the potential to improve health care. The technology, including products in research and development, includes: a) biophotonics technology for the non-invasive detection of cancers, including cervical cancer, b) methods of sampling interstitial fluid using laser energy to create micropores for improved glucose and alcohol monitoring and c) methods of delivering insulin to people with diabetes with a SimpleChoice® product line. In 2007, they indicated that they sold their insulin delivery business and will focus on completing the development of their cervical cancer detection device.

•
STI Medical Systems – (Honolulu, HI) is developing what they call Hyperspectral Diagnostic Imaging (HSDI®) for use in detecting cervical cancer and other cancers. HSDI is claimed to be a unique, high-tech blend of spectral and spatial imaging and image processing, exploiting biochemical phenomenology to address unmet diagnostic needs. HSDI utilizes Virtual Biopsy® technology to automatically capture and analyze data using a combination of high-resolution digital imagery, tissue fluorescence imagery and white-light reflectance imagery. Advanced computer aided diagnosis algorithms use these data to detect, classify and localize cancer and cancerous tissue with accurate delineation of disease margins. It is unknown if the company has tested the product on patients with sufficient volume to make an FDA filing.

Many of these companies have substantially greater resources than we do, either internally or in combination with strategic partners. These resources may allow them to develop, market and distribute technologies or products that could be more effective than those developed or marketed by us, or that would render our technologies and products obsolete. The resource advantages they may have are:

•	greater capital resources,

•	greater manufacturing resources,

•	greater resources and expertise in testing products in clinical trials,

•	greater resources and expertise in the areas of research and development,

•	greater expertise in obtaining regulatory approvals, and

•	greater resources for marketing and sales activities.

Patents

SpectraScience currently owns exclusive rights to a total of eight issued US patents and international patents for the WavSTAT technology.

Patent Name	U.S. Patent Number
Optical Biopsy Forceps	5,762,613
System for Diagnosing Tissue with Guidewire	5,601,087
Method of Diagnosing Tissue with Guidewire	5,439,000
Guidewire Catheter and Apparatus for Diagnostic Imaging	5,383,467
Optical Biopsy Forceps System and Method of Diagnosing Tissue	6,066,102
Optical Biopsy Forceps	6,129,683
Optical Biopsy System and Methods for tissue Diagnosis	6,174,291
Optical Forceps System and Method of Diagnosing and Treating Tissue	6,394,964

SpectraScience is also the exclusive licensee through the Massachusetts General Hospital of US Patent 5,843,000 entitled, “Optical Biopsy Forceps and Method of Diagnosing Tissue” and a pending international patent application. The above patents expire between January 2015 and May 2022. Each of the international patents designates several countries for patent protection.

SpectraScience currently owns exclusive rights to a total of thirty-four issued US patents and international patents for the LUMA technology.

Patent Name	U.S. Patent Number
Spectral Volume Microprobe Analysis of Materials	5,713,364
Spectral Volume Microprobe Arrays	6,104,945
Sheath for Cervical Optical Probe	D453,832
Sheath for Cervical Optical Probe	D453,962
Sheath for Cervical Optical Probe	D453,963
Sheath for Cervical Optical Probe	D456,964
Spectroscopic System Employing a Plurality of Data Types	6,385,484
Spectral Volume Microprobe Arrays	6,411,835
Systems and Methods for Optical Examination of Samples	6,411,838
Spectral Data Classification of Samples	6,421,553
Optical Methods and Systems for Rapid Screening of the Cervix	6,427,082
Sheath for Cervical Optical Probe	D460,821
Substantially Monostatic, Substantially Confocal Optical Systems for Examination of Samples	6,760,613
Fluorescent Fiberoptic Probe for Tissue Health Discrimination and Method of Use Thereof	6,768,918
Method and Apparatus for Identifying Spectral Artifacts	6,818,903
Spectral Volume for Microprobe Arrays	6,826,422
Sheath for Cervical Optical Probe	D507,349
System for Normalizing Spectra	6,839,661
Optical Probe Accessory Device for Use In-Vivo Diagnostic Procedures	6,847,490
Methods of Monitoring Effects of Chemical Agents on a Sample	6,902,935
Sheath for Cervical Optical Probe	D500,134
Optimal Windows for Obtaining Optical Data for Characterization of Tissue Samples	6,933,154
Methods and Apparatus for Displaying Diagnostic Data	7,136,518
Spectral Volume Microprobe Analysis of Materials	5,813,987
Colonic Polyp Discrimination by Tissue Florescence and Fiberoptic Probe	7,103,401
Optical Methods and Systems for Rapid Screening of the Cervix	7,127,282
Methods and Systems for Correcting Image Misalignment	7,187,810
Image Processing using Measures of Similarity	7,260,248
Methods and Apparatus for Processing Spectral Data for use in Tissue Characterization	7,282,723
Methods and apparatus for characterization of tissue samples	7,309,867
Fluorescent fiberoptic probe for tissue health discrimination	7,310,547
Methods and Systems for Correcting Image Misalignment	7,406,215
Unique Methods of Calibrating Spectral Data	7,459,696
Unique Methods and Apparatus for Evaluation of Image Focus	7,469,160

An additional 18 patent applications are pending. In total, more than 500 valid claims have been granted covering a broad range of technology and methods. Foreign rights have further been secured for many of the most important patents.

SpectraScience believes that it holds the single largest patent portfolio of its kind in the field of optical methods for identifying tissue abnormalities, particularly for identifying cancer and its precursors. The Company also believes that its portfolio will protect the core technology and methods embodied in the LUMA and WavSTAT Systems and for many of its foreseeable product extensions and will create a substantial barrier to entry for others pursuing similar approaches.

Core Areas of Patent Protection

More specifically, SpectraScience’s portfolio provides protection in the following key technology, design and methods areas:

s	Localized tissue characterization using optical methods

s	Specific application of fluorescence and broadband spectroscopy, and video imaging, particularly in combination

s	Designs and use of a disposable sheath, particularly in combination with systems and methods, including use of unique identifiers

s	Algorithmic methods specific to optical assessment of tissue characteristics, particularly involving identification, classification and calibration methods

s	Clinical applications of these methods and systems for identifying tissue characteristics, including use of display methods, marking methods (including biomarkers), and in combination with treatment

s	Applications to further system development, including applications for screening, treatment and other fields beyond cervical cancer

SpectraScience holds registered trademarks for the WavSTAT and LUMA Cervical Imaging System and SpectraScience documents, software and graphics are protected by appropriate copyrights.

 SpectraScience’s ability to obtain and maintain patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of others will directly affect the success the Company's operations. The Company's strategy regarding the protection of its proprietary intellectual property and innovations is to seek patents on those portions of our technology that management believes are patentable, to obtain copyrights for its software if appropriate, and to protect as trade secrets other confidential information and proprietary know-how. There are certain technological aspects of the WavSTAT and LUMA Systems that are not covered by any patents or patent applications. SpectraScience seeks to protect its trade secrets and proprietary know-how by obtaining confidentiality and invention assignment agreements in connection with employment, consulting and advisory relationships.

Our ability to obtain and maintain patent protection for our products, preserve our trade secrets and operate without infringing on the proprietary rights of others will directly affect how successful our operations will be. Our strategy regarding the protection of our proprietary rights and innovations is to seek patents on those portions of our technology that we believe are patentable, and to protect as trade secrets other confidential information and proprietary know-how.

The patent and trade secret positions of medical device companies like SpectraScience are uncertain and involve complex and evolving legal and factual questions. To date, no claims have been brought against SpectraScience alleging that our technology or products infringe intellectual property rights of others. Often, patent and intellectual property disputes in the medical device industry are settled through licensing or similar arrangements. However, there can be no assurance that necessary licenses from other parties would be available to us on satisfactory terms, if at all. The costs associated with such arrangements may be substantial and could include ongoing royalties.

United States patent applications are secret until patents are issued or corresponding foreign applications are published in other countries. Since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, management cannot be certain that SpectraScience was the first to invent the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, the laws of some foreign countries do not provide the same degree of intellectual property right protection as do the laws of the United States. Litigation associated with patent or intellectual property infringement or protection can be lengthy and prohibitively costly. There can be no assurance that SpectraScience would have the financial resources to defend its patents from infringement or claims of invalidity, or to successfully defend itself against intellectual property infringement claims by third parties.

Product Liability

The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. We have clinical trial liability insurance coverage at this time for our clinical programs. There can be no assurance that future insurance coverage will be adequate or available. We may not be able to secure product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future products.

Employees

As of April 23, 2009, SpectraScience had nine full-time employees, six involved with manufacturing, two in sales and marketing and two engaged in finance and administration. The Company’s payroll is administered through an independent third party. SpectraScience is not subject to any collective bargaining agreement and management believes that employee relations are generally satisfactory.

SpectraScience relies on external consultants in the financial, regulatory, software development and design engineering areas. When management determines to increase our workforce in response to improved economic, market, and/or business conditions, there is no assurance that we will be able to attract or retain employees with the skills we require.

Other

Our operations currently are, or may be in the future, subject to various federal, state and local laws, regulations and recommendations relating to data protection, safe working conditions, manufacturing practices and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with our research work and manufacturing operations, including radioactive compounds and infectious disease agents. Although we believe that our safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result and any liabilities could exceed our resources. Failure to comply with such laws could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

DESCRIPTION OF PROPERTIES

SpectraScience leases its principal facility from an unrelated third party. The facility consists of approximately 5,080 square feet of office, research and development, manufacturing, quality testing, and warehouse space. The lease provides for monthly rental payments of $5,334 through December 2009, plus a pro rata share of operating expense and real estate taxes (approximately $1,050 per month). In the event of the termination of this lease, we believe that we could lease other acceptable space on a comparable basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information that management believes is relevant to assess and understand our results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and footnotes that follow such consolidated financial statements.

Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and involve risks and uncertainties. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general economic factors. All forward-looking statements contained in this Form 10-K are qualified in their entirety by this statement.

Plan of Operation

In the third fiscal quarter of 2008, the Company began selling its products and is no longer a development stage company. The Company currently has FDA approval to market the WavSTAT System for detecting pre-cancerous and cancerous tissue in the colon and to market the LUMA System for use as an adjunct to colposcopy in the detection of early stage cancer and pre-cancer of the cervix. Our plan is to add another indication for use in detecting pre-cancer and cancer in the esophagus. Over the next twelve months, SpectraScience intends to:

•	Continue selling the WavSTAT System in the US and international markets for the detection and treatment of colon cancer and pre-cancer.

•	Complete WavSTAT System clinical trials related to the diagnosis of esophageal cancers.

•	Begin marketing and selling the WavSTAT System in US and international markets for the detection of esophageal cancer and pre-cancer.

•
Position and begin selling or renting the LUMA System in the US as an adjunct to colposcopy to specialized OB/GYN clinics (increase revenue), managed care organizations (early detection and future cost avoidance), teaching hospitals and medical environments where nurse practitioners and/or medical clinicians can leverage our technology for effective early diagnosis.

•
Enhance our San Diego facility and grow our organization to allow for the manufacture of both WavSTAT and LUMA Systems in-house and also to begin the design and planning for the next generation of fluorescence-based systems-.

Cash Requirements

SpectraScience expects to incur significant additional operating losses through 2009, as we complete clinical trials, begin outcome-based clinical studies, continue research and development activities, and ramp up sales and marketing efforts to sell both the WavSTAT and LUMA Systems. We may incur unexpected expenses, or we may not be able to meet our revenue forecast, and such events will require us to seek additional capital.

SpectraScience has financed its capital requirements principally through the private sale of equity securities. The Company had cash and cash equivalents of approximately $1,618,000 at December 31, 2008 and $5,188,000 at December 31, 2007. The decrease in cash for the fiscal year was a result of approximately $4,018,000 cash used in operations and acquisitions of equipment offset by sales of common stock for net proceeds of approximately $448,000. SpectraScience expects that we will require additional sales of equity securities to provide sufficient working capital for planned operations for the next twelve months.

SpectraScience’s future liquidity and capital requirements will depend upon a number of factors, including but not limited to:

•	The timing and progress of outcome-based clinical trials

•	The timing and extent to which SpectraScience’s products gain market acceptance

•	The timing and expense of developing marketing and distribution channels

•	The progress and expense of developing next generation products and new applications for the WavSTAT and LUMA Systems

•	The potential requirements and related costs for product modifications

•	The timing and expense of various U.S. and foreign regulatory filings

•	The maintenance of various U.S. and foreign government approvals, or the timing of receipt of additional approvals, and

•	The status, maintenance and enhancement of SpectraScience’s patent portfolio.

•	The overall effect of the present global economic recession on the ability of the Company to generate sales revenue.

The Fusion Transaction

On January 30, 2009, we signed a $6.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company.  Concurrently with entering into the common stock purchase agreement, we entered into a registration rights agreement with Fusion Capital.  Under the registration rights agreement, we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right over a 24-month period to sell our shares of common stock to Fusion Capital from time to time in amounts between $25,000 and $1 million, depending on certain conditions as set forth in the agreement, up to an aggregate of $6.0 million.  The Company will control the timing and amount of any sales of shares to Fusion Capital.

The purchase price of the shares related to the $6.0 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount.  Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15.  The common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement.  The proceeds to be received by the Company under the common stock purchase agreement will be used for working capital and general corporate purposes.

In consideration for entering into the agreement, upon execution of the common stock purchase agreement we have issued to Fusion Capital 1,094,017 shares of our common stock as a commitment fee. Also, we will issue to Fusion Capital an additional 547,009 shares as a commitment fee pro rata as we receive the $6.0 million of future funding.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated Financial Statements and Notes thereto appearing elsewhere in this report.

Fiscal Year Ended December 31, 2008 As Compared To Fiscal Year Ended December 31, 2007

Operating Expenses

Consolidated operating expenses were $5,304,762 (of which approximately $992,000 was for non-cash compensation from stock options) for the fiscal year ended December 31, 2008, versus $3,020,588 (of which approximately $1,401,000 was for non-cash compensation from stock options) for the comparable period one year ago. The net increase of $2,284,174 was comprised of a $1,423,063 increase in research and development expenses, a $646,758 increase in general and administrative expenses and a $214,353 increase in sales and marketing expenses.

Research and development expenses increased by $1,423,063 due to an increase of $876,026 in payroll expense, a $268,406 increase in stock option compensation expense, a $181,509 increase in product development expense, a $54,570 increase in clinical trial expense, a $46,855 increase in production supplies expense and a net $4,304 decrease in all other research and development expenses. All of the increases were a result of the additional activity and effort invested in the development and commercialization of the WavSTAT and LUMA Systems for the fiscal year ended December 31, 2008.

General and administrative expenses increased $646,758 due to a $306,626 increase in administrative payroll expense, a $223,858 increase in depreciation and amortization, a $149,637 increase in patent legal expense, a $79,494 increase in audit related expense, a $67,245 increase in recruiting fees, a $61,117 increase in rent and occupancy expenses, a $54,820 increase in travel expense, a $16,778 increase in investor relations expense a $45,110 increase in consulting expense and a $132,779 increase in all other expenses all offset by a $490,706 decrease in  stock compensation expense. The overall increase in most categories of general and administrative expense reflects the increased activity, larger organization and shift from development to commercialization of our systems in fiscal 2008 as compared to 2007. The increase in depreciation and amortization expense is primarily a result of the acquisition of the LUMA patent portfolio in November 2007, and its subsequent amortization for the full 2008 fiscal year. The decrease in stock compensation expense results primarily from a higher number of stock options granted in the prior fiscal year.

Sales and marketing expenses increased by $214,353. The increase was comprised of $289,216 in sales payroll expense, a $62,422 increase in trade show expense, a $21,866 increase in advertising expense, a $10,106 increase in travel expense and a $19,916 increase in all other sales expenses offset by an $189,173 decrease in stock compensation expense. The decrease in stock compensation expense results from a general increase in the vesting terms of recent stock option grants and the relatively low market price of Company stock as compared to the prior fiscal year.

Other Income

Other income, net increased $80,427 due to interest earnings on higher average cash balances for the year as compared to the prior fiscal year.

Liquidity and Capital Resources

On December 31, 2008, the Company had cash balances of $1,618,181as compared to $5,188,177 in cash at December 31, 2007, representing a decrease of ($3,569,996) in liquid assets for the year. The cash and liquid asset balances decreased primarily due to working capital used in operations offset by funds raised through Regulation D private placements of Common Stock. During the fiscal year ended December 31, 2008, the Company raised $445,352, net of issuance costs, from the sale of 736,856 shares of Common Stock at $0.70 per share, in each case sold to accredited investors. There have been minimal capital equipment expenditures incurred and no significant capital expenditures are foreseen.

SpectraScience expects to incur significant additional operating losses through at least 2009, as we complete clinical trials, continue research and development activities, and increase sales and marketing efforts to commercialize the WavSTAT and LUMA systems. If we do not receive additional funding in a timely manner, the Company may be unable to continue as a going concern. We may not be able to find alternative capital or raise capital or debt on terms that are acceptable. Even if the Company receives additional funding, such proceeds may not be sufficient to allow the Company to sustain operations until it attains profitability and positive cash flows from operations; we may incur unknown expenses; or we may not be able to meet our revenue forecast, and one or more of these circumstances would require us to seek additional capital.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to intangibles, income taxes, financing operations, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results.

Accounting For Transactions Involving Stock Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123(R) (revised 2004), "Share-Based Payment", (“SFAS 123(R)”) which amends FASB Statement 123 and was effective for public companies for annual periods beginning after December 15, 2005. The new standard requires us to expense employee stock options and other share-based payments. Since inception on August 2, 2004, the Company has been recording to expense the fair value of employee and non-employee options. These expenses amounted to $992,223 and $1,401,096 for the years ended December 31, 2008 and 2007, respectively.

Impairment or Disposal of Long-Lived Assets

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), addresses financial accounting and reporting for the impairment or disposal of long-lived assets (such as our patents). SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell.

Accounting for Income Taxes

In July 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which applies to all tax positions related to income taxes subject to SFAS 109, “Accounting for Income Taxes”. FIN 48 requires a new evaluation process for all tax positions taken. If the probability for sustaining said tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement. FIN 48 requires expanded disclosure at each annual reporting period unless a significant change occurs in an interim period. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings. The Company has completed its initial evaluation and implementation of the impact of the January 1, 2007 adoption of FIN 48 and determined that the Company does not have uncertain tax positions on its 2004, 2005, 2006 and 2007 tax returns. Based on evaluation of the 2008 transactions and events, the Company does not have any uncertain tax positions that require measurement. The Company had a full valuation allowance on its deferred tax assets as of December 31, 2007 and 2008, and has not recognized any tax benefits since inception.

Recent Accounting Pronouncements

In June 2008, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” which provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF Issue No. 07-5 provides for a two-step approach for the evaluation of a financial instrument’s contingent exercise and settlement provisions to determine if the instrument is indexed to an entity’s own stock. The Task Force reached a consensus that this Issue should be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. On December 31, 2008, the Company had no instruments outstanding which would have required the application of EITF No. 07-05. Management is currently assessing the impact, if any, that EITF Issue No. 07-5 may have on the Company.

In December 2007, the FASB issued No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any non-controlling interest in the acquiree at the acquisition date and be measured at the fair value as of that date. This includes the measurement of the acquirer’s shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. SFAS 141(R) will be effective for the Company on January 1, 2009 and is to be applied prospectively. Early adoption is not permitted. Management is currently assessing the impact, if any, that SFAS 141(R) may have on the Company.

In November 2007, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”) which requires participants in a collaboration to make separate disclosures regarding the nature and purpose of an arrangement, their rights and obligations under the arrangement, the accounting policy for the arrangement and the income statement classification and amounts arising from the arrangement between participants for each period an income statement is presented. EITF 07-1 is effective for us beginning in the first quarter of fiscal year 2009. We are currently evaluating the impact of the provisions of EITF 07-1 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

In June 2007, the EITF ratified a consensus on EITF Issue No. 07-3 (“EITF 07-3”), “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities,” which concluded that non-refundable advance payments for goods or services for use in research and development activities should be deferred and capitalized. EITF 07-3 is effective for us beginning in the first quarter of fiscal year 2008. We are currently evaluating the impact of the provisions of EITF 07-3 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

Other accounting standards that may have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s consolidated financial statements.

MANAGEMENT

The following information is provided with respect to the directors and officers of the Company:

Name	Age	Director/Officer Since
Jim Hitchin, Chairman, President and CEO	66	2004
Jim Dorst, Chief Financial Officer	54	2007
Mark McWilliams, Director	52	2004
Rand Mulford, Director	65	2004
John Pappajohn, Director	80	2007
Stanley Pappelbaum, M.D., Director	71	2006
Chester E. Sievert, Director	57	2004
Honorable Tommy Thompson, Director	67	2007

Jim Hitchin, Chairman, President and CEO joined SpectraScience in January 2004 as part of the bankruptcy acquisition team. For the previous 15 years, he was the founder, CEO and Chairman of Infrasonics, Inc., a medical device company in the respiratory care field. Infrasonics was venture funded and completed a successful initial public offering. Mr. Hitchin served as Chairman, President and CEO of Infrasonics during its 15 years as a public company. Infrasonics was the first in its market to have ISO 9001 and the CE Mark for fourteen 510(k) and two PMA products. Infrasonics revenue growth was at a compound rate of 62% during its fifteen-year life before being sold to a competitor for 2.5 times revenue. In previous companies, he was COO of a public energy company and the VP, General Manager of a public oceanographic engineering firm. Mr. Hitchin has extensive experience in all phases of manufacturing and company operations, in particular, sales and marketing of medical devices. He graduated from San Diego State University with a degree in Physics. The Company maintains key-man life insurance on Mr. Hitchin in the amount of $2,000,000.

Jim Dorst, Vice President of Finance and CFO joined the Company in December 2007. Mr. Dorst brings to the Company over 20 years of senior management experience in finance, operations, planning and business transactions. Prior to joining SpectraScience, Mr. Dorst was Chief Financial Officer of Aethlon Medical, Inc., a public medical device development company. Before joining Aethlon, Mr. Dorst was Vice President of Finance and Operations for Verdisoft Corporation, a developmental-stage mobile-software developer acquired by Yahoo, Inc. Previously, he held executive positions as SVP of Finance and Administration at SeeCommerce, COO/CFO of Omnis Technology Corp and CFO / SVP of Information Technology at Savoir Technology Group, Inc. (acquired by Avnet, Inc.). Mr. Dorst practiced as a Certified Public Accountant with Coopers & Lybrand (PricewaterhouseCoopers) and holds an MS in Accounting and a BS in Finance from the University of Oregon.

Mark McWilliams, Director. Since June 2007 he has served as the CEO of Medipacs, Inc a development stage infusion pump company. Prior to that, from December 2003 to November 2005 he was Director of Cell Imaging and Analysis at Beckman Coulter after the recent sale of Q3DM to Beckman in December 2003. He was President and Chief Executive Officer and Director of Q3DM, from October 2001 to December 2003, a life-sciences startup that raised several angel and venture capital funding rounds that was acquired by Beckman Coulter. Previously, he was founder and COO of Medication Delivery Devices (“MDD”), an alternate care infusion systems company that was acquired by Baxter Healthcare in 1996. Mr. McWilliams served as a VP of Research and Development at Baxter Healthcare for three years following the sale of MDD. Prior to MDD, he served as Product Development Manager at the founding of Block Medical where he was responsible for bringing the company’s first two FDA approved products rapidly to market. Block was sold to Hillenbrand Industries in 1991. He previously worked for Hughes Aircraft, Vacuum General and Martin Marietta. He earned his MSME from the Massachusetts Institute of Technology, his BSME from Northeastern University and holds eight utility patents.

Rand P. Mulford, Director. Since November 2005, Mr. Mulford has been one of three founding partners of Adamis Pharmaceuticals Corporation, which is engaged in developing anti-viral therapies and operates a specialty pharmaceutical and pharmaceutical packaging subsidiary. Immediately prior, from July 2003 to October 2005 he served as E.V.P. for Strategy with Chatham Capital and Forest Health Services. For the previous two years, he was part of the senior management team of a small investment banking firm that specialized in funding early stage companies and technology-based spinouts using private placements. He has worked directly with four portfolio companies. Mr. Mulford was asked to identify critical issues and develop business strategy, serve on three of the Boards of Directors, assume a direct managerial role in two of the companies, and negotiate the successful sale of one of the companies. His corporate experience includes: Group V.P. of Planning and Control for a petrochemical company; head of Corporate Planning at Merck; CFO of a human tissue company; COO of a drug discovery company, and President of its subsidiary, a research chemical company; COO of a diagnostics company; Chairman of the Board of a medical device company; and head of Corporate Development at a bio-pharmaceutical company. Mr. Mulford started his business career with the consulting firm of McKinsey & Co. in the Chicago office. During an eight-year period, he served about twenty clients working on a variety of issues primarily related to strategy and organization. Mr. Mulford obtained his bachelors degree in engineering with honors from Princeton University in 1965. For the next five years he served as a naval officer in the nuclear submarine program. Subsequently, he earned an MBA with high distinction at Harvard Business School.

Mr. John Pappajohn, Director. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., CareGuide, Inc., and PharmAthene, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Stanley J. Pappelbaum M.D., Director. Dr. Pappelbaum has been Managing Partner of Pappelbaum, Turner & Associates, a national healthcare consultancy company that advises hospital, medical group, health insurance, and governmental healthcare clients since 2000. Dr. Pappelbaum joined Scripps hospital in 1996 as Chief Transformational Officer in charge of creating and implementing Scripps’ strategic vision of the future. In 1997, he was promoted to Executive Vice President and Chief Operating Officer and, in 1999, he was promoted to President and Chief Executive Officer when the hospital reached annual revenues of over $1 billion. From 1985 to 1995, he was the managing partner of Professional Health Consulting Group, a national company of physician executives who analyzed and managed change for complex not-for-profit healthcare systems clients throughout the United States. From 1969 to 1984, Dr. Pappelbaum taught and practiced Pediatric Cardiology at the University of California, San Diego and at San Diego Children’s Hospital, where he was Chief of Pediatric Cardiology from 1972-1978. Dr. Pappelbaum completed his undergraduate work at McGill University, Montreal and received his medical degree from the University of British Columbia Faculty of Medicine in Vancouver. He completed his residency in pediatric medicine at Montreal Children’s Hospital of McGill University and did graduate studies in cardiovascular physiology and a fellowship in pediatric cardiology at the University of California, Los Angeles. He also was awarded an Alfred P. Sloan Fellowship at the Massachusetts Institute of Technology where he earned a Master's degree in management (health option).

Chester E. Sievert, Jr., Director. Mr. Sievert has been President of Advanced Photodynamic Technologies since January 2003. He previously worked at SpectraScience as a consultant in June 1996, and subsequently held various executive positions. Mr. Sievert served as Chairman of the Board of SpectraScience beginning in June 1999. He served as President from March 1998, and Chief Executive Officer from January 1999 until December 2001. He then became Executive Vice President of Technology and Chairman of the Board until September 2002. Prior to joining SpectraScience, Mr. Sievert was a founder and President of two medical product companies; ReTech, Inc. from 1980 to 1986; and FlexMedics Corporation from 1986 to 1995. Both Companies were sold to American Endoscopy, Inc. and Phillips Plastics Corporation, respectively. As a former Senior Research Health Scientist on staff at the University of Minnesota Medical School and the Veterans Administration Medical Center, Mr. Sievert has published more than 50 medical journal articles in the fields of gastroenterology, endoscopy and fiber optics. He has also been awarded eight United States and International patents. Mr. Sievert has a Bachelor of Science Degree in Comparative Physiology from the University of Minnesota.

Honorable Tommy Thompson, Director. Before entering the private sector in 2005, Secretary Thompson enjoyed a long and distinguished career in public service. In 1966 he won a seat in Wisconsin’s state Assembly. He became assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Elected Governor of Wisconsin in 1986, he was reelected in 1990, and in 1994 became the first Governor in the state’s history to be elected to a third four-year term. In 1998 he was elected to a fourth term, and served in that position until his appointment as Secretary of Health & Human Services in 2001.

As the head of the Department of Health & Human Services, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, he also focused on expanding services to seniors, the disabled and low-income Americans.

As Governor of Wisconsin, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform and for his work in expanding health care access across all segments of society.

Secretary Thompson is well-known for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad; from 2003 to 2005, he served as the chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

Secretary Thompson has received numerous awards for his public service, including the Anti-Defamation League’s Distinguished Public Service Award, Governing Magazine ’s Public Official of the Year Award and the Horatio Alger Award, which is awarded annually to “dedicated community leaders who demonstrate individual initiative and a commitment to excellence—as exemplified by remarkable achievements accomplished through honesty, hard work, self-reliance, and perseverance.” He is a former Chairman of the National Governors’ Association, the Education Commission of the States and the Midwestern Governors’ Conference.

Secretary Thompson received both his B.S. in 1963 and his J.D. in 1966 from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin Bars. He is also on the Boards of CR Bard, Centene Corporation and Pure Bioscience.

Our Board of Directors has the responsibility for establishing broad corporate policies and for overseeing our overall performance. Members of the Board are kept informed of our business activities through discussions with the CEO and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Our bylaws provide that each of the directors serves for a term that extends until resignation or replacement.

Committees. The Company has an audit committee, a compensation committee, and a nominating committee, each of which is comprised of all non-employees (outside directors). The members of these committees during fiscal 2008 were as follows:

Audit Committee	Compensation Committee	Nominating Committee
Rand Mulford, Chairman	Rand Mulford, Chairman	Rand Mulford, Chairman
Mark McWilliams	Mark McWilliams	Mark McWilliams
Stanley Pappelbaum	Stanley Pappelbaum	Stanley Pappelbaum

Audit Committee. The audit committee of the Board of Directors is comprised of three non-employee directors. All members are independent as defined under the rules of The NASDAQ Stock Market. The audit committee has Rand Mulford, Chairman, serving as an independent director and financial expert.

Compensation Committee. The compensation committee develops general compensation policies and establishes compensation plans and specific compensation levels for executive officers. The compensation committee met once during the fiscal year 2008.

Nominating Committee. The nominating committee, consisting of non-employee directors, determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. In general, at a minimum, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. In addition, the committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a shareholder in the Company, “independence” for purposes of compliance with the rules of the SEC and the NASDAQ Stock Market, and willingness, ability, and availability for service. Candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government. When current Board members are considered for nomination for reelection, the nominating committee also takes into consideration their prior Company Board contributions, performance and meeting attendance records.

The nominating committee has not utilized the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The nominating committee considers qualified candidates for possible nomination that are submitted by our shareholders.

This information is evaluated against the criteria established by the committee and the specific needs of the Company at that time. Based upon such preliminary assessment, candidate(s) who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the committee determines which nominee(s) to propose for election at the next annual meeting. The committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

Shareholder Communication with the Board. We do not have a formal procedure for shareholder communication with our Board of Directors. In general, our officers are easily accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our CFO at the Company address with a request to forward the same to the intended recipient. All such communications will be forwarded unopened.

Independent Directors

Other than Mr. Hitchin all other Directors are considered to be “Independent” as that term is defined by Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market.

Family Relationships and Certain Arrangements

There are no family relationships between or among the directors, executive officers or persons nominated or charged by us to become directors or executive officers.

There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understanding between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

o	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

o
Had any bankruptcy petition filed by or against (i) any business or property of such person or (ii) any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

o
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

o
Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

DIRECTOR COMPENSATION

The Company does not pay directors for Board of Directors’ meetings or committee meetings attended, but reimburses each such director for reasonable travel and out-of-pocket expenses for attendance at these meetings. Should a director be required to expend an extraordinary amount of time performing a Company task, he/she would be compensated at a rate of $100/hour. Several payments were made in fiscal 2008 to Chester Sievert in an aggregate amount of $28,761 for assistance with a Barrett’s esophageal study the Company is conducting.

Pursuant to the SpectraScience, Inc. Amended 2001 Stock Option Plan, non-employee directors McWilliams, Mulford and Sievert were granted non-qualified stock options to purchase 400,000, 400,000 and 300,000 shares of common stock, respectively, on July 26, 2004 at an exercise price of $0.15 per share. Dr. Pappelbaum joined the board on June 2006 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at an exercise price of $1.09 per share. Mr. Pappajohn joined the board in June 2007 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at $1.10 per share. Governor Tommy Thompson joined the board on September 20, 2007 and was granted a non-qualified stock option to purchase 400,000 shares of common stock at an exercise price of $0.75 per share.  On November 7, 2008 directors McWilliams, Mulford, Pappelbaum and Sievert were each granted non-qualified stock options to purchase 400,000 shares of common stock at an exercise price of $0.38.  The exercise prices of the options was based on the prevailing market price (defined as the closing price) of the common stock on the date of grant.

The options granted to employee and non-employee directors under the Amended 2001 Stock Option Plan expire ten years from the date of grant (subject to earlier termination in the event of death or termination), are not transferable (except by will or the laws of descent and distribution), and become exercisable in three equal annual installments commencing on the date of grant except for the November 7, 2008 grants which commence one year from the date of grant.

The following table shows the compensation earned by each of our non-employee directors as of the year ended December 31, 2008:

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Mark McWilliams (1)	—	—	$6,275	(2)	—	—	—	$6,275
Rand Mulford (1)	—	—	$6,275	(3)	—	—	—	$6,275
Chester Sievert (4)	$28,761	—	$6,275	(5)	—	—	—	$35,036
Stanley J. Pappelbaum, M.D. (1)	—	—	$6,275	(6)	—	—	—	$6,275
John Pappajohn (7)	—	—	$131,496	(8)				$131,496
Tommy Thompson (9)	—	—	$88,681	(10)				$88,681

(1)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 800,000.
(2)
On November 7, 2008, Mr. McWilliams was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each annual anniversary date from initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(3)
On November 7, 2008, Mr. Mulford was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(4)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 700,000.
(5)
On November 7, 2008, Mr. Sievert was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(6)
On November 7, 2008, Dr. Pappelbaum was granted a non-qualified stock option at an exercise price of $0.38 per share. The option vests one-third on each anniversary date from the initial grant and will be fully vested on November 7, 2011. The $6,275 represents the non-cash expense recognized for the fiscal year ending December 31, 2008.

(7)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 400,000.
(8)
Mr. Pappajohn was granted a ten-year stock option to purchase 400,000 shares of common stock at an exercise price of $1.10 per share on June 18, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on June 18, 2009. The $131,496 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2008.

(9)	The aggregate number of stock awards and options awards issued and outstanding as of December 31, 2008 are 0 and 400,000.
(10)
Mr. Thompson was granted a ten-year stock option to purchase 400,000 shares of common stock at an exercise price of $0.75 per share on September 20, 2007, when he became a director of the Company. The stock options vest one-third upon grant and a subsequent one-third on each anniversary date thereafter, becoming fully vested on September 20, 2009. The $88,681 represents the non-cash stock option expense recognized for the fiscal year ended December 31, 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Jim Hitchin - (1)	2008	$161,915	$-	-	$-		$-	$-	$-	$161,915
Chairman, President and CEO	2007	$48,000	-	-	-		-	-	-	$48,000
Jim Dorst – CFO (2)	2008	$152,885	-	-	$144,297	(3)	-	-	-	$297,182
	2007	$8,654			145,262	(4)				153,916
Todd Pinkowski–	2008	$178,366	-	-	$65,492	(6)	-	-	-	$248,358
Director of Operations (5)	2007	$3,365	-	-	$65,393	(6)	-	-	-	$68,758
Michel Vaudry –	2008	$176,250	-	-	$600	(8)	-	-	-	$176,850
Director of International Sales (7)	2007	$106,923	-	-	-		-	-	-	$106,923

(1)
Mr. Hitchin is the Company’s Chairman, President and CEO. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangements.

(2)
Mr. Dorst became the Company’s Vice President of Finance and Chief Financial Officer on December 3, 2007. He does not have a written employment agreement, his salary is not dependent on performance targets, goals or other conditions and he is not subject to any severance or change in control arrangements.

(3)	The $144,297 represents the non-cash stock option expense recognized for the fiscal year ending December 31, 2008.

(4)
Mr. Dorst had previously been a consultant for the Company and was granted a stock option to purchase 400,000 common shares at an exercise price of $0.90 on September 7, 2007. The option vests one-third upon grant and an additional one-third on each annual anniversary of the grant date, being fully-vested on September 7, 2009. Included in the Option Award total compensation of $145,262 is $134,162 in non-cash stock option expense related to consulting expense and incurred prior to his becoming an officer of the Company.

(5)
Mr. Pinkowski is our Director of Operations. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also he is not subject to severance and change of control arrangement.

(6)
Mr. Pinkowski was granted a stock option to purchase 200,000 common shares at an exercise price of $0.96 on December 17, 2007. The option vests one-third upon grant and an additional one-third on each annual anniversary of the grant date, being fully-vested on December 17, 2009. Mr. Pinkowski was also granted a stock option to purchase 200,000 common shares at an exercise price of $0.25 on December 16, 2008. This option vests one-third on the first anniversary of the date of grant with one-third vesting each anniversary thereafter, becoming fully vested on December 16, 2011. The $65,492 and $65,393 represents non-cash stock option expense recognized in fiscal years 2008 and 2007, respectively.

(7)
Mr. Vaudry is our Director of International Sales. He does not have a written or unwritten employment agreement and his salary is not dependent on performance targets, goals or any other conditions. Also, he is not subject to severance and change of control arrangement.

(8)
Mr. Vaudry was granted a stock option to purchase 400,000 common shares at an exercise price $0.15 on July 25, 2004. These options are fully vested at December 31, 2008. Mr. Vaudry was also granted a stock option to purchase 200,000 common shares at an exercise price of $0.25 on December 16, 2008. This option vests one-third on the first anniversary of the date of grant with one-third vesting each anniversary thereafter, becoming fully vested on December 16, 2011. The $600 represents non-cash stock-option expense recognized in fiscal 2008.

Pension Benefits. The Company does not have a pension benefit plan.

Nonqualified Deferred Compensation. There was no nonqualified deferred compensation in fiscal year 2008 to officers of the Company.

Grants of Plan-Based Awards, Option Exercises and Stock Vested. The following table describes the outstanding stock option grants to executive officers and required additional individuals at fiscal year end. There are no Stock Awards issued or outstanding.

	Outstanding Equity Awards at Fiscal Year End Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jim Hitchin	-	-	-	-	-
Jim Dorst	266,667	133,333	-	$0.90	09/07/17
Todd Pinkowski	133,333	66,667	-	$0.96	12/17/17
	-	200,000	-	$0.25	12/16/18
Michel Vaudry	320,000	-	-	$0.15	07/25/14
	-	200,000	-	$0.25	12/16/18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 23, 2009, with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our Common Stock, (2) each of our directors, (3) each named executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the Common Stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of Common Stock over which a person exercises shared or sole voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of April 23, 2009. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 69,707,615 shares of Common Stock outstanding as of April 23, 2009, plus for each individual, any securities that individual has the right to acquire within 60 days of April 23, 2009.

Unless otherwise indicated below, the address of each principal shareholder is c/o SpectraScience, Inc., 11568-11 Sorrento Valley Road, San Diego, California 92121.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
EuclidSR Partners, LP (10)	10,325,142	15%
Jim Hitchin (2) (3)	9,002,149	13
Mr. John Pappajohn (3) (4)	8,347,142	12
Chester E. Sievert (3) (5)	867,500	1
Rand Mulford (3) (6)	790,000	1
Mark McWilliams (3) (7)	608,333	*
Stanley Pappelbaum M.D. (3) (8)	450,000	*
Honorable Tommy Thompson (3) (9)	266,667	*
Jim Dorst (2) (9)	266,667	*
Directors and executive officers, as a group	20,598,457	30%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by him or her.

(2)	Executive Officer

(3)	Director

(4)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(5)	Includes 300,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(6)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(7)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(8)	Includes 400,000 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(9)	Includes 266,667 shares which may be acquired upon exercise of options which are currently exercisable or which become exercisable within 60 days following the date of this Prospectus.

(10)
EuclidSR Partners, LP owns 6,143,460 shares of Common Stock and is a related entity to EuclidSR Biotechnology Partners and Euclid Partners IV, LP, which together own 4,181,682 shares. The business address for all Euclid entities is 45 Rockefeller Plaza, Suite 3240, New York, New York 10111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions between us and our executive officers, directors, and the beneficial owners of 5% or more of our Common Stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation”.

In June 2007, a director of the Company, Mr. John Pappajohn, coincident with his becoming a director purchased $925,000 of the Company’s Series A Preferred Stock. As an inducement to engage in the Preferred transaction Mr. Pappajohn also received 213,250 warrants to purchase an equal number of Preferred shares at a conversion price of $0.50 per share. Also coincident with becoming a director, Mr. Pappajohn was granted a stock option to purchase 400,000 shares of Common Stock at an exercise price of $1.10 which, at the time of grant, was determined to have a fair value of approximately $394,000. On December 31, 2007, Mr. Pappajohn invested an additional $383,000 and purchased 547,142 shares of unregistered common stock as a part of the initial closing of the Company’s Regulation D private placement offering. On March 31, 2008, and pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock, Mr. Pappajohn and related entities converted Preferred Stock into 8,000,000 shares of restricted Common Stock.

Other than Mr. Hitchin, the remaining directors of the Company are independent in that they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. No independent director has a business or family relationship with another director to the best of management’s knowledge.

LEGAL PROCEEDINGS

We may be involved from time to time in various claims, lawsuits, disputes with third parties or breach of contract actions incidental to the normal course of business operations. We are not aware of any material pending legal proceedings involving our Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital consists of 100,000,000 shares of Common Stock, par value $0.01 per share (these shares are referred to in this Prospectus as "Common Shares"), 22,750,000 of undesignated shares of capital stock (“Undesignated Shares”) and 2,250,000 Preferred Shares. As of April 23, 2009 there were issued and outstanding 69,707,615 shares of our Common Stock; no other class of security was outstanding as of that date.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by those stockholders. Upon the liquidation, dissolution, or winding up of our Company, the holders of our Common Stock will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding shares of Common Stock are, and all of our shares of Common Stock offered for sale under this Prospectus will be, validly issued, fully paid and non-assessable.

Options and Warrants Convertible into Common Stock

As of April 23, 2009, there were outstanding options entitling the holders to purchase 8,150,000 shares of Common Stock at a weighted average exercise price of $0.58 per share and warrants entitling the holders to purchase up to 787,966 shares of Common Stock at a weighted average exercise price of $0.80 per share. As of April 23, 2009 the Company has an additional 2,306,142 option shares available for grant. The warrant to purchase 73,681 shares of Common Stock, subject to registration under this Prospectus, was issued in May 2008, has a five-year life, an exercise price of $0.80 and a cashless exercise provision.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Description of Market

Our Common Stock is quoted on the over-the-counter bulletin board under the symbol SCIE.OB. The last reported bid price of the Common Stock on April 23, 2009 was $0.24.

The following table sets forth for the calendar period indicated; the quarterly high and low bid prices of our Common Stock as reported by the OTCBB. The prices represent quotations between dealers, without adjustment for retail markup, markdown or commission, and do not necessarily represent actual transactions.

	BID PRICE
PERIOD	HIGH	LOW
2009:
First Quarter	$0.28	$0.15

2008:
Fourth Quarter	$0.50	$0.21
Third Quarter	0.68	0.40
Second Quarter	1.01	0.61
First Quarter	1.05	0.70

2007:
Fourth Quarter	1.33	0.84
Third Quarter	1.26	0.75
Second Quarter	1.65	0.96
First Quarter	1.40	0.76

On April 22, 2009 we had approximately 750 registered stockholders of record of the 69,707,615 shares of our Common Stock. We estimate that there are approximately 4,000 beneficial stockholders of our Common Stock.

Dividend Policy

To date, we have not declared or paid cash dividends on our Common Stock. The current policy of the Board of Directors is to retain any earnings to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board may deem relevant at the time. We intend to retain all future earnings to finance future growth and therefore, do not anticipate paying any cash dividends in the foreseeable future.

The following table sets forth as of April 23, 2009, information on our equity compensation plans in effect as of that date.

EQUITY COMPENSATION PLAN INFORMATION
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,150,000	$0.58	2,142,040

Equity compensation plans not approved by security holders	-	-	N/A
Totals	8,150,000	$0.58	2,142,040

(1) Net of equity instruments forfeited, exercised or expired.

2001 Amended Stock Option Plan

Our 2001 Amended Stock Option Plan (the "Option Plan") provides for the grant of incentive stock options (ISOs") to our employees (who may also be directors) and nonqualified stock options ("NSOs") to non-employee directors, consultants, customers, vendors or providers of significant services. The Option plan expires on January 30, 2011. The exercise price of any ISO may not be less than the fair market value of the common stock on the date of grant and the term shall not exceed ten years. The amount reserved under the Option Plan equals 15% of the outstanding shares of the Company totaling 10,292,040 at December 31, 2008. At December 31, 2008, we had had option grants outstanding for 8,150,000 common shares under the Plan, with 2,142,040 available for future issuance.

The Company’s Option Plan provides that the number of shares of common stock available for issuance under the plan shall always equal 15% of the number of shares of common stock of the Company issued and outstanding.

THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders.  Neither the Selling Stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement (1)	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (2)	1,194,017	(6)	1.7%	13,300,000	*
Peter Farrand (3)	50,000		*	50,000	*
Michael Gostomski (4)	35,714		*	35,714	*
Mack and Maxine Staley (5)	35,714		*	35,714	*
Advanced Equities Financial Corp. (7)	73,168	(8)	*	73,168	*
Total	1,338,613		1.9%	13,494,596	*
* less than 0.1%

(1)
Applicable percentage of ownership is based on 69,707,615 shares of our Common Stock outstanding as of April 22, 2009, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of April 22, 2009 for the selling stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of Common Stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

(3)	Peter Farrand has sole voting and disposition power over the shares being offered under this Prospectus.

(4)	Michael Gostomski has sole voting and disposition power over the shares being offered under this Prospectus.

(5)	Mack and Maxine Staley have shared voting and disposition power over the shares being offered under this Prospectus.

(6)
As of the date hereof, 1,194,017 shares of our Common Stock have been previously acquired by Fusion Capital, consisting of 1,094,017 shares we issued to Fusion Capital as a commitment fee and the 100,000 shares previously issued to Fusion Capital as an expense reimbursement. The Company may elect in its sole discretion to sell to Fusion Capital up to an additional 11,558,974 shares under the Purchase Agreement and an additional 547,009 shares may be issued in the future as a commitment fee pro-rata as we receive the $6.0 million of future funding. Fusion Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

(7)	Keith Daubenspeck has sole voting and dispositive power over the shares being offered under this Prospectus.

(8)	Includes 73,168 cashless warrants to acquire Common Stock at an exercise price of $0.80 per share.

PLAN OF DISTRIBUTION

The Common Stock offered by this Prospectus is being offered by the Selling Stockholders. The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this Prospectus may be affected in one or more of the following methods:

-	ordinary brokers’ transactions;
-	transactions involving cross or block trades;
-	through brokers, dealers, or underwriters who may act solely as agents
-	“at the market” into an existing market for the Common Stock;
-	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
-	in privately negotiated transactions; or
-	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Other Selling Stockholders may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a Prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Stockholders, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Stock during the term of the Common Stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Stockholders.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is Wells Fargo Shareowner Services, located at 161 N. Concord Exchange, South Saint Paul, Minnesota 55075. Their telephone number is (800) 468-9716.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our Common Stock also file reports relative to the acquisition or disposition of our Common Stock or acquisition, disposition or exercise of our Common Stock purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this Prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC, as mentioned above.

LEGAL MATTERS

The validity of the shares offered hereby was passed upon for our Company by Messerli & Kramer P.A.
100 South Fifth Street, Suite 1400, Minneapolis, MN  55402.

EXPERTS

Our consolidated financial statements as of December 31, 2008 included or referred to in this Prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm and are included in this Prospectus in reliance on this firm as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2007 were audited by J.H. Cohn LLP independent registered public accounting firm and are included in this Prospectus in reliance on this firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Articles of Incorporation permit us to limit the liability of our directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Minnesota Statutes

Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date Article IV of our Amended Articles of Incorporation became effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

 The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

We believe that the indemnity provisions contained in our Bylaws and the limitation of liability provisions contained in our Articles of Incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement.

Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Securities and Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

CONSOLIDATED FINANCIAL STATEMENTS OF SPECTRASCIENCE, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
SpectraScience, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of SpectraScience, Inc. and subsidiary as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpectraScience, Inc. and subsidiary as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and negative cash flows from operating activities from its inception. As of December 31, 2008, management believes that the Company will require additional financing to fund its operations, but cannot assure that such financing will be available. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management’s assessment of the effectiveness of SpectraScience, Inc’s internal control over financial reporting as of December 31, 2008, included in the accompanying management’s report included in Form 10-K and, accordingly, we do not express an opinion thereon.

/s/ McGladrey & Pullen

Des Moines, Iowa
March 30, 2009

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
SpectraScience, Inc.

We have audited the accompanying consolidated balance sheet of SpectraScience, Inc. and subsidiary as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SpectraScience, Inc. and subsidiary as of December 31, 2007, and their results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

San Diego, California
March 27, 2008

SpectraScience, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2008 and 2007

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$1,618,181	$5,188,177
Accounts receivable	23,877	-
Inventories	465,881	1,044,856
Prepaid expenses and other current assets	85,344	41,437
Total current assets	2,193,283	6,274,470

Fixed assets, net	1,876,738	943,482
Patents, net	3,165,550	3,415,117

TOTAL ASSETS	$7,235,571	$10,633,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$345,762	$155,051
Accrued expenses	88,081	12,463
Total liabilities	433,843	167,514

COMMITMENTS

STOCKHOLDERS’ EQUITY
Undesignated capital stock, undesignated par value, 22,750,000 shares authorized at December 31, 2008 and 2007, none issued	-	-

Series A Convertible Preferred Stock, $.01 par value:
Authorized - 2,250,000 shares at December 31, 2008 and 2007. Issued and outstanding 0 and 2,000,000 shares, respectively	-	20,000

Common stock, $.01 par value:
Authorized — 100,000,000 shares
Issued and outstanding—68,613,598 and 58,992,994 shares at December 31, 2008 and 2007, respectively	686,136	589,929
Additional paid-in capital	17,835,865	16,430,997
Accumulated deficit	(11,720,273)	(6,575,371)
TOTAL STOCKHOLDERS’ EQUITY	6,801,728	10,465,555
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,235,571	$10,633,069

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007

Revenue	$60,560	$-
Cost of revenue	27,130	-
Gross profit	33,430

Operating expenses:
Research and development	2,220,007	796,944
General and administrative	2,280,867	1,634,109
Sales and marketing	803,888	589,535
Total operating expenses	5,304,762	3,020,588
Operating loss	(5,271,332)	(3,020,588)

Other income, net	126,430	46,003
Net loss	(5,144,902)	(2,974,585)
Deemed dividend on preferred stock	-	(1,000,000)
Net loss applicable to common stockholders	$(5,144,902)	$(3,974,585)
Basic and diluted net loss per share	$(0.08)	$(0.10)
Weighted average common shares outstanding	66,344,469	41,699,789

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
For the Year’s Ended December 31, 2008 and 2007

	Preferred Stock		Common Stock		Additional Paid-In	Deficit	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Accumulated	Equity
Balance, December 31, 2006			38,370,087	$383,701	$2,742,888	$(2,600,786)	$525,803

Stock based compensation – consultants					571,767		571,767
Stock based compensation – employees					829,329		829,329
Stock options exercised			10,000	100	1,400		1,500
Issuance of common stock at $0.50 per share			2,270,000	22,700	1,112,300		1,135,000
Issuance of preferred stock and warrants at $0.50 per share, net of expenses	2,000,000				973,021		973,021
Deemed dividend on preferred stock		$20,000			980,000	(1,000,000)
Issuance of common stock for the assets of LUMA Imaging Corp.			11,200,000	112,000	4,912,783		5,024,783
Sale of common stock at $0.70 per share			7,142,857	71,428	4,307,509		4,378,937
Net loss						(2,974,585)	(2,974,585)
Balance, December 31, 2007	2,000,000	$20,000	58,992,944	$589,929	$16,430,997	$(6,575,371)	$10,465,555
Stock based compensation – consultants					51,955		51,955

Stock based compensation – employees					940,268		940,268

Stock options exercised			20,000	200	2,800		3,000
Sale of common stock at $0.70 per share			736,856	7,369	437,983		445,352
Conversion of Series A Preferred Stock	(2,000,000)	(20,000)	8,000,000	80,000	(60,000)		-

Conversion of Series A Preferred Stock Warrants			753,798	7,538	(7,538)		-

Common Stock issued for Services			110,000	1,100	39,400		40,500

Net loss						(5,144,902)	(5,144,902)
Balance, December 31, 2008	-	$-	68,613,598	$686,136	$17,835,865	$(11,720,273)	$6,801,728

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the years ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(5,144,902)	$(2,974,585)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	281,594	57,198
Stock-based compensation employees	940,268	829,329
Stock-based compensation consultants	51,955	571,767
Gain on disposal of fixed assets	-	(7,150)
Fair market value of common stock issued for services	40,500	-
Changes in operating assets and liabilities:
Accounts receivable	(23,877)	-
Inventory	(179,172)	-
Prepaid expenses and other assets	(43,907)	(36,909)
Accounts payable	190,711	97,362
Accrued compensation and taxes	75,618	3,177
Net cash used in operating activities	(3,811,212)	(1,459,811)

INVESTING ACTIVITIES:
Acquisition of fixed assets	(207,136)	(22,422)
Proceeds from the sale of assets	-	7,150
Net cash used in investing activities	(207,136)	(15,272)
FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	445,352	5,513,937
Net proceeds from issuance of preferred stock	-	973,021
Proceeds from exercise of stock options	3,000	1,500
Net cash provided by financing activities	448,352	6,488,458
Net increase (decrease) in cash and cash equivalents	(3,569,996)	5,013,375

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,188,177	174,802

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,618,181	$5,188,177

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock for assets of LUMA Imaging Corp.	$-	$5,024,783
Reclassification of inventory to long-term assets	$758,147	$-

See accompanying notes to the consolidated financial statements

SpectraScience, Inc. and Subsidiary
Notes to Consolidated Financial Statements

Note 1: Organization and Description of Business

SpectraScience, Inc. was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. The “Company”, hereinafter, refers to SpectraScience, Inc. and its wholly owned subsidiary Luma Imaging Corp. From 1996, the Company primarily focused on developing the WavSTAT Optical Biopsy System (“WavSTAT System.”).

The Company has developed and received FDA approval to market a proprietary, minimally invasive technology that optically scans tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to remove the subject cell tissue from the body to make such determinations. The WavSTAT System operates by using cool, safe UV laser light to optically scan and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancer, and if warranted, to begin immediate treatment during the same procedure. The WavSTAT is FDA approved for colon cancer detection.

On November 6, 2007, the Company acquired the assets of Luma Imaging Corporation (“LUMA”) in an equity transaction accounted for as an acquisition of assets and now operates LUMA as a wholly owned subsidiary of the Company.   LUMA had acquired the assets from a predecessor company that had developed, and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the Company’s existing WavSTAT System technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. LUMA received FDA approval as an adjunct to colposcopy in March 2006.

To effect the LUMA acquisition the Company issued 11,200,000 restricted common shares valued at approximately $5,000,000. The valuation of the consideration of the approximate $5,000,000 was determined based on the underlying value of assets received which totaled $5,024,783, or $0.45 per share. The Company received assets including patents, inventory and equipment. The Company capitalized $3,226,000 for the fair value of the 28 patents acquired. The capitalized amounts were determined based upon a market-based forecast approach which utilized comparable assumed royalty revenue streams over several possible scenarios. Forecast cash flows were then discounted to present value to determine valuation. Inventories and equipment acquired were determined to have fair values of approximately $874,000 and $924,000, respectively.

In the third fiscal quarter of 2008, the Company began selling its products and is no longer a development stage company.

Note 2: Going Concern

The Company has recently begun marketing its products. As of December 31, 2008, the Company had working capital of $1,759,440 and cash and cash equivalents of $1,618,181. On January 30, 2009, the Company entered into a Common Stock Purchase Agreement with Fusion Capital Fund II (See Note 12). Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period. However, if the Company does not receive these funds in a timely manner, the Company may not be able to continue as a going concern. The Company may not be able to find alternative capital or raise capital or debt on terms that are acceptable. Management believes that if the Fusion Capital Agreement occurs as expected, such proceeds will be sufficient to allow the Company to sustain operations until it attains profitability and positive cash flows from operations. However, the Company may incur unknown expenses, or the Company may not be able to meet the revenue forecasts which will require the Company to seek additional capital. In such event, the Company may not be able to find such capital or raise capital or debt on terms that are acceptable.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3: Significant Accounting Policies

Revenue Recognition

We recognize revenue, net of discounts, from sales of our medical devices and from sales of disposable supplies related to our medical devices, when products have been shipped, when title transfers, when the selling price is fixed or determinable, and when collection of the resulting receivable is reasonably assured. Terms of sale for sales are FOB origin, reflecting that title and risk of loss are assumed by the purchaser at the shipping point.

Consolidation

The accompanying consolidated financial statements include the accounts of SpectraScience, Inc. and its wholly-owned subsidiary Luma Imaging Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks associated with a development stage company, including the potential risk of business failure.

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Significant estimates made by management include, among others, realization of long-lived assets, assumptions used to value stock options, assumptions used to value the common stock issued and the assets acquired in the Luma acquisition and the realization of intangible assets. Actual results could differ from those estimates.

Cash Equivalents

Highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed insured limits. At December 31, 2008, the Company had no cash balances in excess of insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash equivalent accounts.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”), 123(R), “Share-Based Payment”, (“SFAS 123(R)”) which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) requires an issuer to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. SFAS 123(R) became effective for the Company commencing January 1, 2006 using the modified prospective method. The Company previously adopted the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation” prospectively for all employee and consultant awards granted, modified, or settled by the Successor Company on August 2, 2004. Accordingly, SFAS 123(R) has not had a material impact on the Company’s consolidated financial statements.

In accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods of Services,” all issuances of common stock, stock options or other equity instruments to non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Any options issued to non-employees are recorded in expense and additional paid-in capital in stockholders’ equity over the applicable service periods through the vesting date based on the fair value of the options at the end of each period.

For the years ended December 31, 2008 and 2007, stock-based compensation was approximately $992,000 and $1,401,000, respectively. In fiscal 2008, stock option expense was approximately $430,000 for research and development, $495,000 in general and administration and $67,000 in sales and marketing. In fiscal 2007, stock option expense was approximately $162,000 in research and development, $982,000 in general and administrative and $257,000 in sales and marketing.

At December 31, 2008, the Company has one stock-based employee compensation plan (the “Option Plan"), which is described more fully in Note 7 of the consolidated financial statements.

The fair value of options granted were estimated at the date of grant using a Black-Scholes option-pricing model which includes several variables including expected life, risk free interest rate, expected stock price volatility, stock option exercise patterns and expected dividend yield. The Company also must estimate forfeitures for employee stock options. The following average assumptions were used to value non-employee options in the past two years:

	2008	2007
Expected life	5 years	5 years
Risk-free interest rate	2.63%	4.10%
Expected volatility	125%	138%
Expected dividend yield	0%	0%

Management used the following assumptions to value employee options over the past two years:

	2008	2007
Expected life	5 years	5 years
Risk-free interest rate	2.21%	4.00%
Expected volatility	123%	138%
Expected dividend yield	0%	0%

In addition to the above, management estimated the forfeitures on employee options under the Option Plan would have negligible effects because such forfeitures would be a very small percentage. Management believes that options granted have been to a group of individuals that have a high desire to see the Company succeed and have aligned themselves to that end.

The expected lives used in the calculations were selected by management based on past experience, forward looking profit forecasts and estimates of what the trading price of the Company’s stock might be at different future dates. Risk-free interest rates used are the 5-year U.S. Treasury rate as published for the applicable measurement dates.

Volatility is a calculation based on the Company’s stock price and volume as calculated since the beginning of the Successor Company and becomes a risk-measurement component included in the Black-Scholes calculation of estimated fair value. Management computed and tested its volatility calculation for reasonableness and found it to be acceptable based on a number of factors including the Company’s current market capitalization and comparisons to other companies similar to SpectraScience, Inc.

Patents

The Company accounts for acquired intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). On August 2, 2004, at the inception of the Successor Company, the Company capitalized $290,000 to value eight WavSTAT System patents. On November 6, 2007, coincident with the acquisition of the LUMA assets, the Company capitalized an additional $3,226,000 to value the 28 patents acquired. In both cases, the capitalized amounts were determined based upon a market-based forecast approach which utilized comparable assumed royalty revenue streams over several possible scenarios. These forecast cash flows were then discounted to present value to determine valuation.

All patents are amortized over the shorter of their remaining legal lives or estimated economic lives. When acquired, the WavSTAT System patents had an average remaining useful life of 14 years, while the LUMA patents had an average remaining life of approximately 16 years. Amortization expense associated with patents for the fiscal years ended December 31, 2008 and 2007 was $249,567 and $53,945, respectively. Patents are reported net of accumulated amortization of $350,450 and $100,883 at December 31, 2008 and 2007, respectively. Amortization expense in each of the five years subsequent to December 31, 2008 is expected to approximate $250,000 per year.

Research and Development

Research and development costs are expensed as incurred. There may be cases in the future where certain research and development costs such as software development costs are capitalized. For the years ended December 31, 2008 and 2007, research and development costs were $2,220,007 and $796,944, respectively.

Accounts Receivable

Receivables are carried at original invoice amount less payment received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after payment date as specified on the invoice. We determine allowance for doubtful accounts by regularly evaluating individual receivables and considering a creditor’s financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of previously written off receivables previously written off are recorded when received.

Inventories

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to three years. For the years ended December 31, 2008 and 2007, depreciation expense was $32,027 and $3,253, respectively. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon the sale, retirement or disposal of fixed assets, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss recorded to the consolidated statements of operations. The fixed asset account balance at December 31, 2008 and 2007 includes approximately $1,837,000 and $924,000 of LUMA equipment and parts, respectively. The LUMA equipment will be depreciated at the time the machines are placed into service.

Fair Value of Financial Instruments

The carrying amount of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their estimated fair values due to the short-term maturities of those financial instruments.

Long-Lived Assets

SFAS No.144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset, an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS 144 also requires companies to separately report discontinued operations and extends that reporting requirement to a component of an entity that either has been disposed of (by sale, abandonment or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell. The Company believes no impairment exists at December 31, 2008.

Earnings (Loss) Per Share

Under SFAS No. 128 "Earnings Per Share", basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For all periods presented, basic and diluted loss per share are the same, as any additional common stock equivalents would be antidilutive. Potentially dilutive shares of common stock that have been excluded from the calculation of the weighted average number of dilutive common shares. For the year ended December 31, 2008, there were 525,000 additional potentially dilutive shares of common stock. These additional shares include the common stock equivalent effect of 787,966 outstanding warrants and 8,150,000 options. For the year ended December 31, 2007, there were 11,486,658 additional potentially dilutive shares of common stock due primarily to the effect of outstanding convertible preferred stock and stock options.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes are recognized for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred income taxes are also recognized for net operating loss carryforwards that are available to offset future taxable income and research and development credits. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In July 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which applies to all tax positions related to income taxes subject to SFAS 109, “Accounting for Income Taxes”. FIN 48 requires a new evaluation process for all tax positions taken. If the probability for sustaining said tax position is greater than 50%, then the tax position is warranted and recognition should be at the highest amount which would be expected to be realized upon ultimate settlement. FIN 48 requires expanded disclosure at each annual reporting period unless a significant change occurs in an interim period. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as an adjustment to the beginning balance of retained earnings. The Company has completed its initial evaluation and implementation of the impact of the January 1, 2007 adoption of FIN 48 and determined that the Company does not have uncertain tax positions on its 2004, 2005, 2006 and 2007 tax returns. Based on evaluation of the 2008 transactions and events, the Company does not have any material uncertain tax positions that require measurement. Because the Company had a full valuation allowance on its deferred tax assets as of December 31, 2008 and 2007, the Company has not recognized any tax benefits since inception.

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2008 or 2007, and have not recognized interest and/or penalties in the consolidated statement of operations for the years ended December 31, 2008 or 2007.

We are subject to taxation in the US and the state of California. All of our tax years are subject to examination by the US and California tax authorities due to the carryforward of unutilized net operating losses.

Recent Accounting Pronouncements

In June 2008, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” which provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF Issue No. 07-5 provides for a two-step approach for the evaluation of a financial instrument’s contingent exercise and settlement provisions to determine if the instrument is indexed to an entity’s own stock. The Task Force reached a consensus that this Issue should be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The Company had no instruments subject to EITF Issue No. 07-05 on December 31, 2008.

In December 2007, the FASB issued No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any non-controlling interest in the acquiree at the acquisition date and be measured at the fair value as of that date. This includes the measurement of the acquirer’s shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for pre-acquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance and deferred taxes. SFAS 141(R) will be effective for the Company on January 1, 2009 and is to be applied prospectively. Early adoption is not permitted. Management is currently assessing the impact, if any, that SFAS 141(R) may have on the Company.

In November 2007, the Emerging Issues Task Force (EITF) ratified a consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”) which requires participants in a collaboration to make separate disclosures regarding the nature and purpose of an arrangement, their rights and obligations under the arrangement, the accounting policy for the arrangement and the income statement classification and amounts arising from the arrangement between participants for each period an income statement is presented. EITF 07-1 is effective for us beginning in the first quarter of fiscal year 2009. We are currently evaluating the impact of the provisions of EITF 07-1 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

In June 2007, the EITF ratified a consensus on EITF Issue No. 07-3 (“EITF 07-3”), “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities,” which concluded that non-refundable advance payments for goods or services for use in research and development activities should be deferred and capitalized. EITF 07-3 is effective for us beginning in the first quarter of fiscal year 2008. We are currently evaluating the impact of the provisions of EITF 07-3 on our financial position, results of operations and cash flows and therefore, the impact of the adoption is unknown at this time.

Other accounting standards that may have been issued or proposed by the FASB or other standards-setting bodies have had no significantl impact on the Company’s consolidated financial statements.

Note 4: Inventories

Inventories consisted of the following at December 31, 2008 and 2007, respectively:
	December 31,
	2008	2007
Raw Materials	$205,651	$986,740
Finished Goods	260,230	58,116
Total inventories	$465,881	$1,044,856

Note 5: Income Taxes

The significant components of deferred tax assets as of December 31, 2008 and 2007 are shown below. A valuation allowance has been established to offset the deferred tax assets, as realization of such assets is uncertain.
	Year Ended December 31, 2008	Year Ended December 31, 2007
Deferred tax assets:
Net operating loss carryforward	$10,678,283	$10,350,300
Research and development credits	634,274	565,200
Stock compensation	1,221,793	831,700
Accrued liabilities and other	26,085	17,600
Total deferred tax assets	12,560,435	11,764,800
Valuation allowance	(10,589,131)	(9,687,800)
Net deferred tax assets	1,971,304	2,077,000
Deferred tax liabilities:
Acquired intangibles	(81,348)	(89,000)
Fixed assets	(710,326)	-
Patents	(1,179,630)	-
Luma asset acquisition with common stock	-	(1,988,000)
Total deferred tax liabilities	(1,971,304)	(2,077,000)
Net deferred taxes	$-	$-

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pretax income:

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	% of Pretax Income	Amount	% of Pretax Income

Income tax at federal statutory rate	$(1,750,000)	34.0%	$(1,011,000)	34.0%
State tax provision, net of federal tax benefit	(300,000)	5.8	(174,000)	5.8
Nondeductible differences	28,000	(0.5)	22,000	(0.7)
Tax credits	(55,000)	1.1	(23,000)	0.8
Change in valuation allowance	901,000	(17.5)	1,180,000	(39.7)
Expiration of net operating losses	1,056,000	(20.5)	-	-
Other	120,000	(2.3)	6,000	(0.2)
Provision for income taxes	$-	0.0%	$-	0.0%

At December 31, 2008, the Company had Federal net operating loss carry-forwards of approximately $26,496,000 that expire from 2009 through 2028. During 2008, the Company had federal net operating losses of approximately $2,683,000 expire.  In addition, the Company had  research and development tax credits of approximately $607,000 that expire from 2012 through 2028. As a result of previous stock transactions, the Company's ability to utilize its net operating loss carryforwards to offset future taxable income and utilize future research and development tax credits is subject to certain limitations under Section 382 and Section 383 of the Internal Revenue Code due to changes in equity ownership of the Company.

 Note 6: Lease Commitment

The Company leases its principal facility from an unrelated third party. The facility consists of approximately 5,080 square feet of office, research and development, manufacturing, quality testing, and warehouse space. The lease provides for monthly rental payments of $5,334 through December 2009. Total commitment under this lease for 2009 is approximately $64,000. For the years ended December 31, 2008 and 2007, rent expense totaled $97,873 and $43,300, respectively.

Note 7: Stock-Based Compensation Plans

The 2001 stock option plan (the “Option Plan”) was amended in 2004. The Option Plan provides for the grant of incentive stock options (“ISOs") to our full-time employees (who may also be Directors) and nonqualified stock options ("NSOs") to non-employee directors, consultants, customers, vendors or providers of significant services and expires on January 30, 2011. The exercise price of any ISO may not be less than the fair market value of the common stock on the date of grant and the term shall not exceed ten years. The amount reserved under the Plan shall equal 15% of the outstanding shares of the Company totaling 10,292,040 at December 31, 2008. At December 31, 2008, the Company had granted 8,150,000 options under the Plan (4,216,667 of which are exercisable), with 2,142,040 available for future issuance.

Options outstanding that have vested and are expected to vest as of December 31, 2008 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (1)
Vested	4,216,667	$0.64	7.29	$-
Expected to vest	3,933,333	$0.53	9.55	-
Total	8,150,000			$-
(1) These amounts represent the difference, if any, between the exercise price and $0.24, the closing market price of the Company’s common stock on December 31, 2008 as quoted on the Over-the-Counter Board under the symbol “SCIE.OB”.

Additional information with respect to stock option activity is as follows:

		Outstanding Options
	Options Available For Grant	Plan Options Outstanding	Weighted Average Exercise Price Per Share		Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (1)
December 31, 2006	3,281,114	2,330,000		$0.42
Options granted	(3,552,000)	3,552,000		$0.89
Options exercised	10,000	(10,000)		$0.15
Options forfeited	77,000	(77,000)		$0.85
Additional options authorized	3,237,828
December 31, 2007	3,053,942	5,795,000		$0.70
Options granted	(3,050,000)	3,050,000		$0.42
Options exercised	20,000	(20,000)		$0.15
Options forfeited	675,000	(675,000)		$0.89
Additional options authorized	1,443,098	-	$
December 31, 2008	2,142,040	8,150,000		$0.58	9.55	$-
Exercisable December 31, 2008		4,216,667		$0.64	7.29	$-

The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $13,000 and $10,700, respectively. At December 31, 2008, total unrecognized estimated employee and director compensation cost related to non-vested stock options granted prior to that date is $1,605,130, which is expected to be recognized over approximately 3 years.

For the fiscal year ended December 31, 2008, the Company granted stock options to purchase 3,050,000 common shares to employees and directors. At the time of grant, those options were estimated to have an aggregate fair value of approximately $1,070,000. For the fiscal year ended December 31, 2007, the Company granted stock options to purchase 2,341,667 common shares to employees and directors. At the time of grant, these options were estimated to have an aggregate fair value of approximately $2,005,000.

Note 8: Undesignated Capital Stock

The Company authorized 25,000,000 of undesignated shares of capital stock with undesignated par value. On June 12, 2007, the Company’s Articles of Incorporation were amended to designate 2,250,000 of the Company’s undesignated capital stock as Series A Convertible Preferred Stock (the “Preferred”) with par value of $0.01 per share. On December 31, 2008 there remained 22,750,000 undesignated shares of capital stock. The undesignated stock may be issued in one or more series as determined from time to time by the Board of Directors. Any series authorized for issuance by the Board of Directors may be senior to the common stock with respect to any distribution if so designated by the Board of Directors upon issuance of the shares of that series. The Board of Directors are granted the express authority to fix by resolution any other designations, powers, preferences, rights (including voting rights), qualifications, limitations or restrictions with respect to any particular series created from the undesignated stock prior to issuance thereof.
Note 9: Equity Transactions

Fiscal Year Ended December 31, 2008

Common Stock

In December 2008, the Company issued 100,000 restricted common shares to Fusion Capital in payment of expenses related to a proposed financing. The fair value of the shares was determined to be, and the company capitalized an amount of $33,000, based upon the market value of the stock on the date of issuance. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In June 2008, the Company issued 10,000 restricted common shares to a vendor for services. The fair value of the shares was determined to be $7,500, and the company recognized expense in the amount of $7,500, based upon the market value of the stock on the date of issuance.

In May 2008, the Company issued 121,470 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $85,000 in the final closing tranche of the Financing. The Company received net cash proceeds of approximately $68,000 after placement agent commissions and expenses of approximately $17,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In February 2008, the Company issued 615,386 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $430,770. The Company received net cash proceeds of approximately $377,000 after placement agent commissions and expenses of $42,770. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In March 2008, the holder of 2,000,000 shares of Series A Convertible Preferred stock converted his shares into 8,000,000 shares of restricted Common Stock. The Series A Convertible Preferred Stock was converted into Common Stock at a conversion price of $0.125 per share. The Company received no proceeds as a result of the transaction.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Warrants

In December 2008 the holders of 71,250 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 147,981 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In May 2008 the holders of 153,750 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 521,249 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In April 2008 a holder of 25,000 of the Company’s Series A Preferred Warrants effected a cashless exercise of his warrants in exchange for 84,568 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In May 2008, as additional consideration associated with a private placement of Common Stock, the Company issued 73,681 five-year cashless warrants to purchase an equal number of common shares at $0.80 per share to Advanced Equities, Inc., the placement agent associated with the placement. The Company is obligated to reserve 73,681 common shares under these warrants and the shares underlying the warrants are subject to a registration rights agreement. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

In May 2008, 20,000 stock options held by an employee were exercised. The Company received net proceeds of $3,000 as a result of the exercise.

Fiscal Year Ended December 31, 2007

Common Stock

In December 2007, the Company issued 7,142,857 shares of Common Stock to accredited investors at a price of $0.70 per share. The Company received net cash of approximately $4,379,000 after placement agent commissions and expenses of $600,000 and other transaction expenses of approximately $21,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In November 2007, the Company issued 11,200,000 shares of restricted Common Stock to accredited investors in exchange for the assets of LUMA Imaging Corporation. The price paid was based on the fair-value of the underlying assets received, which totaled approximately $5,025,000 or $0.45 per share. This transaction was exempt from registration pursuant to Section 4(2) promulgated under the Securities Act of 1933.

From March through May of 2007, the Company issued 2,270,000 shares of Common Stock at a price of $0.50 per share to accredited investors for $1,135,000 in cash. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

On June 12, 2007, the Company’s Articles of Incorporation were amended to designate 2,250,000 of the Company’s undesignated capital stock as Series A Convertible Preferred Stock (the “Preferred”) with par value $0.01 per share. At issuance, the Preferred is convertible into an equal number of shares of the Company’s common stock based upon an initial conversion price of $.50 per share and carries a liquidation preference of like amount. On December 31, 2007, the Preferred conversion price reset to $0.125 per share based upon the inability of the Company to attain certain revenue levels through that date. In addition, the Preferred has rights which provide for (i) dividend payments senior to those with respect to common shares, (ii) voting rights equal to the number of common shares into which the Preferred is convertible, (iii) automatic conversion in the event either of an underwritten public offering exceeding $30 million in gross proceeds to the Company at an offering price in excess of $2.00 per share or approval of 67% of the Preferred holders and (iv) adjustments to the conversion price in the event of stock dividends, stock splits or other effective stock subdivisions. If the Company declares a dividend or a distribution on any common stock of the Company, the Company shall pay a dividend or make a distribution on all outstanding shares of Preferred in an amount per share equal to the maximum amount paid or set aside for all shares of common stock into which each such share of Preferred could then be converted. On June 15, 2007, the Company sold 2,000,000 shares of its Preferred, to three accredited investors for gross proceeds of $1,000,000 in cash. As additional consideration for the purchase of the Preferred, the Company issued five-year warrants to purchase 250,000 additional shares of Preferred at an initial exercise price of $0.50 per share. The Company is also required to reserve 250,000 shares of Preferred for issuance in relation to the warrants.

The convertible feature of the Preferred and the terms of the warrants provide for a rate of conversion or exercise that was below market value at issuance. Such feature, as it specifically relates to the convertible feature of the Preferred, is characterized as a "Beneficial Conversion Feature" ("BCF"). Pursuant to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" (“EITF 98-5”) and EITF No. 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments," the estimated relative fair values of the Preferred and the warrants, in approximate amounts of $782,000 and $218,000, respectively, were calculated assuming the most favorable conversion price determinable to the Preferred shareholders. The value of the BCF was determined by the intrinsic value method and the fair value of the warrants was determined by the Black-Scholes option-pricing model at the date of issuance. The warrant fair value was determined assuming a five-year term, stock volatility of 140%, and a risk-free interest rate of 5.10%. The stand-alone fair value of the BCF was determined to be substantially higher than the proceeds received and, accordingly, the value assigned to the BCF was limited to the gross proceeds received from the offering. Per the guidance of EITF 98-5, the value of the BCF and warrants are treated as a deemed dividend to the Preferred stockholders and, due to the potential immediate convertibility of the Preferred stock at issuance, is recorded as an increase to both additional paid-in-capital and deficit accumulated at the time of issuance.

Series A Convertible Preferred Stock Purchase Warrants

In June 2007, the Company issued five-year warrants to accredited investors to purchase 250,000 shares of Series A Preferred at $0.50 per share.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In December 2007, the Company issued 714,285 five-year warrants to purchase Common Stock at $0.80 per share to Advanced Equities, Inc., the Placement Agent associated with the December private equity financing.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

From March through June of 2007, an employee exercised stock options to acquire 10,000 common shares for an aggregate purchase price of $1,500.

Note 10: Related Party Transactions

In June 2007, a director of the Company, Mr. John Pappajohn, coincident with his becoming a director purchased $925,000 of the Company’s Series A Preferred Stock. As an inducement to engage in the Preferred transaction Mr. Pappajohn also received 213,250 warrants to purchase an equal number of Preferred shares at a conversion price of $0.50 per share. Also coincident with becoming a director, Mr. Pappajohn was granted a stock option to purchase 400,000 shares of common stock at an exercise price of $1.10 which, at the time of grant, was determined to have a fair value of approximately $394,000. On December 31, 2007, Mr. Pappajohn invested an additional $383,000 and purchased 547,142 shares of unregistered common stock as a part of the initial closing of the Company’s Regulation D private placement offering. In March 2008, pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock, Mr. Pappajohn and related entities converted Preferred Stock into 8,000,000 shares of restricted common stock.

In November 2007, coincident with the Company’s purchase of the assets of Luma Imaging Corporation for 11,200,000 shares of restricted common stock, the related entities of Euclid SR Partners, LP, Euclid SR Biotechnology Partners LP and Euclid Partners IV, LP (“Euclid”) received 9,968,000 of the restricted common stock shares issued. This stock had an estimated fair value of $4,984,000 at the time of acquisition. On December 31, 2007, Euclid purchased an additional 357,142 shares of common stock for $250,000 as a part of the initial closing of the Company’s Regulation D private placement offering. The Company had no relationship with Euclid Partners, or any of Euclid’s affiliates, prior to the acquisition. The nature of the Company’s relationship arose out of and exists solely as a result of the acquisition and had no effect on our accounting for the transaction.

On November 7, 2008, the Board of Directors approved the grant of 400,000 options to non-employee directors Messrs. Mulford, McWilliams, Pappelbaum and Sievert.  The terms are as follows: 1/3 of the grant will vest after one year and the remaining options will vest an additional 1/3 over each of the next three years.  The options were granted at the closing price of our Common Stock on the date of grant.

Note 11: License Agreement

The Company is the exclusive licensee through the Massachusetts General Hospital of US Patent number 5,843,000 entitled, “Optical Biopsy Forceps and Method of Diagnosing Tissue” and a pending international patent application. This license agreement requires a royalty be paid on sales of the patent on products using claims described within the patent under the license. For the fiscal year ended  December 31, 2008, revenues have been generated from sales of products using this patent and royalties in an amount of $670 have been paid.

Note 12: Subsequent Events

Fusion Capital Transaction

On January 30, 2009, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $6.0 million from time to time over a twenty-four (24) month period.  Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 1,094,017 shares of our common stock.  Also, we will issue to Fusion Capital an additional 547,009 shares as a commitment fee pro-rata as we receive the $6.0 million of future funding.  In addition, in December 2008, we issued 100,000 shares to Fusion Capital as an expense reimbursement.

Under the Purchase Agreement and the associated Registration Rights Agreement we are required to register 13,000,000 common shares comprised of: (1) 1,094,017 shares which have already been issued, (2) an additional 547,009 shares which we may issue in the future as a commitment fee pro rata as we receive the $6.0 million of future funding, (3) 100,000 shares we previously issued to Fusion Capital as an expense reimbursement and (4) at least 11,558,974 shares which we may sell to Fusion Capital after a registration statement is declared effective. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 13,300,000 shares to Fusion Capital. As of the date hereof, we do not currently have any plans or intent to sell to Fusion Capital any shares beyond the 13,300,000 shares offered hereby.  However, if we elect to sell more than the 13,300,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective a registration statement. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $25,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital.  The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement and the obligations of both parties are non-transferable.
stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$183
Printing and Engraving Expenses	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$25,000
Miscellaneous	$2,500
TOTAL	$42,683

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation permit us to limit the liability of our directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Minnesota Statutes

Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date Article IV of our Amended Articles of Incorporation became effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Fiscal Year Ended December 31, 2008

Common Stock

In December 2008, the Company issued 100,000 restricted common shares to Fusion Capital in payment of expenses related to a proposed financing. The fair value of the shares was determined to be, and the company capitalized an amount of $33,000, based upon the market value of the stock on the date of issuance. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In June 2008, the Company issued 10,000 restricted common shares to a vendor for services. The fair value of the shares was determined to be $7,500, and the company recognized expense in the amount of $7,500, based upon the market value of the stock on the date of issuance.

In February 2008, the Company issued 615,386 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $430,770. The Company received net cash proceeds of approximately $377,000 after placement agent commissions and expenses of $42,770. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

 In May 2008, the Company issued 121,470 shares of Common Stock to accredited investors at a price of $0.70 per share for an aggregate consideration of $85,000 in the final closing tranche of the Financing. The Company received net cash proceeds of approximately $68,000 after placement agent commissions and expenses of approximately $17,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In March 2008, the holder of 2,000,000 shares of Series A Convertible Preferred stock converted his shares into 8,000,000 shares of restricted Common Stock. The Series A Convertible Preferred Stock was converted into Common Stock at a conversion price of $0.125 per share. The Company received no proceeds as a result of the transaction.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Warrants

In December 2008 the holders of 71,250 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 147,981 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In May 2008 the holders of 153,750 of the Company’s Series A Preferred Warrants effected a cashless exercise of their warrants in exchange for 521,249 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In April 2008 a holder of 25,000 of the Company’s Series A Preferred Warrants effected a cashless exercise of his warrants in exchange for 84,568 restricted common shares. The Company received no proceeds as a result of the exercise. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In May 2008, as additional consideration associated with a private placement of Common Stock, the Company issued 73,681 five-year cashless warrants to purchase an equal number of common shares at $0.80 per share to Advanced Equities, Inc., the placement agent associated with the placement. The Company is obligated to reserve 73,681 common shares under these warrants and the shares underlying the warrants are subject to a registration rights agreement. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Stock Options

In May 2008, 20,000 stock options held by an employee were exercised. The Company received net proceeds of $3,000 as a result of the exercise.

Fiscal Year Ended December 31, 2007

Common Stock

In December 2007, the Company issued 7,142,857 shares of Common Stock to accredited investors at a price of $0.70 per share. The Company received net cash of approximately $4,379,000 after placement agent commissions and expenses of $600,000 and other transaction expenses of approximately $21,000. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

In November 2007, the Company issued 11,200,000 shares of restricted Common Stock to accredited investors in exchange for the assets of LUMA Imaging Corporation. The price paid was based on the fair-value of the underlying assets received, which totaled approximately $5,025,000 or $0.45 per share. This transaction was exempt from registration pursuant to Section 4(2) promulgated under the Securities Act of 1933.

From March through May of 2007, the Company issued 2,270,000 shares of Common Stock at a price of $0.50 per share to accredited investors for $1,135,000 in cash. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock

In June 2007, the Company issued 2,000,000 shares of Series A Convertible Preferred Stock (“Preferred”) to accredited investors at a price of $0.50 per share for $1,000,000 in cash. As of December 31, 2007, the Preferred is convertible into Common Stock.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Series A Convertible Preferred Stock Purchase Warrants

In June 2007, the Company issued five-year warrants to accredited investors to purchase 250,000 shares of Series A Preferred at $0.50 per share.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Common Stock Purchase Warrants

In December 2007, the Company issued 714,285 five-year warrants to purchase Common Stock at $0.80 per share to Advanced Equities, Inc., the Placement Agent associated with the December private equity financing.  This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Fiscal Year Ended December 31, 2006

Common Stock

In the second quarter of 2006, the Company issued 749,325 shares of Common Stock to accredited investors at a price of $0.67 per share. The Company received cash proceeds of approximately $502,000 and no commissions or other compensation was paid. This transaction was exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D promulgated under the Securities Act of 1933.

Item 16. Exhibits and Financial Statements

EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Luma Acquisition Agreement (2)

3.1	Amended and Restated Articles of Incorporation (3)

3.2	Amended Bylaws (1)

4.1	Certificate of Creation of Series A Preferred Stock (4)

4.2	Stock Purchase Warrant (4)

4.3	Common Stock Purchase Warrant issued to Placement Agent (5)

5.1	Opinion of Counsel (1)

10.1	SpectraScience, Inc. Amended 2001 Stock Plan (6)

10.2	Form of Directors’ Option Agreement (1)

10.3	Common Stock Purchase Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC (7)

10.4	Registration Right Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC (8)

21.1	Subsidiaries of SpectraScience, Inc., (LUMA Imaging Corp) (1)

23.1	Consent of J.H. Cohn LLP (1)

23.2	Consent of McGladrey & Pullen (1)

23.3	Consent of Messerli & Kramer, P.A. (Included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in Part II of this Registration Statement under the caption “Signatures”)

(1)	Filed herewith.
(2)	Incorporated by reference to the exhibit of the same number to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on November 13, 2007.
(3)	Incorporated by reference to the exhibit of the same number to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on August 6, 2004.
(4)
Incorporated by reference to the exhibit of the same number to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 (File number 000-13092) as filed with the SEC on August 14, 2007.

(5)	Incorporated by reference to the exhibit of the same number to the Company’s Annual Report on Form 10-KSB (File number 000-13092) as filed with the SEC on March 31, 2008.
(6)	Incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on August 6, 2004.

(7)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on February 4, 2009.
(8)	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File number 000-13092) as filed with the SEC on February 4, 2009.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, state of California, on April 29, 2009.

SPECTRASCIENCE, INC.
By:	/s/ Jim Hitchin
Name:	Jim Hitchin
Title:	President

We, the undersigned directors and officers of SpectraScience, Inc., do hereby sign this Registration Statement and do hereby constitute and appoint Jim Hitchin and Jim Dorst, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable SpectraScience, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Signatures	Title(s)	Date
/s/ Jim Hitchin	Chairman of the Board, President and Director	April 29, 2009

Jim Hitchin
/s/ Jim Dorst	Principal Financial Officer	April 29, 2009

Jim Dorst
/s/ Mark D. McWilliams	Director	April 29, 2009

Mark D. McWilliams
/s/ Rand P. Mulford	Director	April 29, 2009

Rand P. Mulford
/s/ John G. Pappajohn	Director	April 29, 2009

John G. Pappajohn
/s/Stanley J. Pappelbaum, M.D.	Director	April 29, 2009

Stanley J. Pappelbaum. M.D
/s/ Chester E. Sievert, Jr.	Director	April 29, 2009

Chester E. Sievert, Jr.
/s/ Tommy Thompson	Director	April 29, 2009

Honorable Tommy Thompson